PARTICIPATION AGREEMENT


                dated as of December 11, 1996


                            among


                THE MULTICARE COMPANIES, INC.,
                        as Guarantor,

    VARIOUS SUBSIDIARIES OF THE MULTICARE COMPANIES, INC.
                      IDENTIFIED HEREIN,
                         as Lessees,

                  SELCO SERVICE CORPORATION,
                          as Lessor,

                VARIOUS FINANCIAL INSTITUTIONS
                      IDENTIFIED HEREIN,
                    as Tranche A Lenders,

                VARIOUS FINANCIAL INSTITUTIONS
                      IDENTIFIED HEREIN,
                    as Tranche B Lenders,


                      NATIONSBANK, N.A.,
               as Lease Agent for the Lenders,

                             and

                      NATIONSBANK, N.A.,
         as Collateral Agent for the Secured Parties.

             ____________________________________

                      Lease Financing of
                  Long-Term Care Facilities


                    PARTICIPATION AGREEMENT


     THIS PARTICIPATION AGREEMENT (this "Participation Agreement"), dated as of December 11, 1996, is entered into by and among THE MULTICARE COMPANIES, INC., a Delaware corporation, as Guarantor (together with its permitted successors and assigns, the "Company" or the "Guarantor"); ACADEMY NURSING HOME, INC., a Massachusetts corporation, NURSING AND RETIREMENT CENTER OF THE ANDOVERS, INC., a Massachusetts corporation, PRESCOTT NURSING HOME, INC., a Massachusetts corporation, WILLOW MANOR NURSING HOME, INC., a Massachusetts corporation, ADS/MULTICARE, INC., a Delaware corporation, and each other Subsidiary of the Company that may from time to time become a Lessee under the Master Lease and the other Operative Documents pursuant to the terms of Section 14.2, each as a Lessee (together with its permitted successors and assigns, each a "Lessee" and collectively, the "Lessees"); SELCO SERVICE CORPORATION, an Ohio corporation, as Lessor (together with its successors and assigns, the "Lessor"); TORONTO-DOMINION (NEW YORK), INC., BANQUE PARIBAS, CREDITANSTALT CORPORATE FINANCE, INC., MELLON BANK, N.A., and the other various financial institutions as are or may from time to time become Tranche A Lenders (collectively, the "Tranche A Lenders") under the Loan Agreement; FBTC LEASING CORP. and the other various financial institutions as are or may from time to time become Tranche B Lenders (collectively, the "Tranche B Lenders" and, together with the Tranche A Lenders, the "Lenders") under the Loan Agreement; and NATIONSBANK, N.A., as Lease Agent for the Lenders (in such capacity, the "Lease Agent") and as Collateral Agent for the Secured Parties (as defined below) (in such capacity, the "Collateral Agent").


                      W I T N E S S E T H:

     WHEREAS, on each Acquisition Date, the Lessor will purchase a Property or Properties or the Equity Interest or Equity Interests related thereto from one or more third parties designated by the Company as agent for the Lessees;

     WHEREAS, on or after each Acquisition Date on which the Lessor acquires an Equity Interest, the Lessor will dissolve the entity related to such Equity Interest and, thereafter, directly own fee title to the applicable Property;

     WHEREAS, the Lessees have appointed the Company to act as their agent with respect to certain matters set forth in this Participation Agreement and the Company has accepted such appointment;

     WHEREAS, the Lessor desires to lease to the Lessees, and the Lessees desire to lease from the Lessor, the Properties;

     WHEREAS, the Lessor is willing to provide from time to time on each Acquisition Date a portion of the funding of the costs of the acquisition directly or indirectly of the Property (or Equity Interest related thereto) to be acquired on such Acquisition Date;

     WHEREAS, the Lessor wishes to obtain, and the Lenders are willing to provide from time to time on each Acquisition Date, financing of the remaining portion of the costs of the acquisition of the Property (or Equity Interest related thereto) to be acquired on such Acquisition Date;

     WHEREAS, pursuant to the Credit Agreement, the Credit Facility Banks have extended commitments to make loans and issue letters of credit from time to time to the Company and the Subsidiary Co-Borrowers from time to time pursuant to the terms thereof;

     WHEREAS, pursuant to the Intercreditor Agreement, the Lenders, the Lessor, the Credit Facility Banks and the other Secured Parties have agreed to share ratably in the Collateral;

     WHEREAS, to secure the financing transactions contemplated by this Participation Agreement and the other Operative Documents (the "Lease Financing"), (a) the Lenders and the Lessor will, together with the Credit Facility Banks, have the benefit of a Lien on the right, title and interest of the Company and the Lessees in the Collateral (including the Properties), subject to the rights and priorities as set forth in the Intercreditor Agreement, (b) the Lenders will have the benefit of an assignment of certain of the Lessor's rights against the Lessees under the Master Lease and (c) the Company and the Subsidiary Guarantors will guarantee to the Lenders and the Lessor the payment and performance of all the obligations of the Lessees under the Operative Documents.

     In consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE I

                  DEFINITIONS; INTERPRETATION

     Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Participation Agreement.


                           ARTICLE II

                     INTENTIONALLY OMITTED


                          ARTICLE III

                      FUNDING OF ADVANCES

     SECTION 3.1. Lessor Acquisition. Subject to the conditions and terms hereof, the Lessor shall take the following actions at the written request of the Company, as agent for the Lessees, from time to time on each Acquisition Date prior to the Commitment Termination Date:

          (a) the Lessor shall apply the proceeds of the Loans made by the Lenders on such Acquisition Date and advance its own funds (not to exceed the Lessor's Funding Percentage of the Advance to be made on such Acquisition Date) for the purpose of financing the acquisition of each Property and/or each Equity Interest to be acquired on such Acquisition Date, and such proceeds shall be made to the payees designated in writing by the Company as agent for the Lessees (each such application of proceeds and funds, an "Advance");

          (b) the Lessor shall acquire each Property and/or each Equity Interest to be acquired on such Acquisition Date (using the Advance); and

          (c) the Lessor shall lease the Properties acquired on such Acquisition Date to the Lessees under the Master Lease and the respective Lease Supplements.

Notwithstanding any other provision hereof, the Lessor shall not be obligated to make any Advance if, after giving effect thereto, the aggregate outstanding amounts of the Loans and the Lessor Amounts would exceed the Aggregate Commitment Amount.

     SECTION 3.2. Lessor's Commitment. Subject to the conditions and terms hereof, the Lessor shall make the Lessor Commitment available to the Lessees by making available at the request of the Company, as agent for the Lessees, from time to time on each Acquisition Date prior to the Commitment Termination Date an amount (each, a "Lessor Amount") in immediately available funds equal to the Lessor's Funding Percentage of the Advance being made on such Acquisition Date. Notwithstanding any other provision hereof, the Lessor shall not be obligated to make available any Lessor Amount if, after giving effect to the proposed Lessor Amount, the aggregate outstanding amount of the Lessor Amounts would exceed the Lessor's Commitment. No amounts paid or prepaid with respect to the Lessor Amount may be readvanced.

     SECTION 3.3. Lenders' Commitments. Subject to the conditions and terms hereof, each Lender shall make its Loan Commitment available to the Lessees by making Loans to the Lessor at the request of the Company, as agent for Lessees, from time to time on each Acquisition Date prior to the Commitment Termination Date in an amount in immediately available funds equal to such Lender's Funding Percentage of the Advance being made on such Acquisition Date. Notwithstanding any other provision hereof, no Lender shall be obligated to make any Loan if, after giving effect to the proposed Loan, the aggregate outstanding amount of such Lender's Loans would exceed such Lender's Commitment. No amounts paid or prepaid with respect to the Loans may be readvanced.

     SECTION 3.4.  Procedures for Advances.

          (a) With respect to the funding of each Advance, the Company, as agent for the Lessees, shall give the Lease Agent prior written notice pursuant to a Funding Request substantially in the form of Exhibit A (a "Funding Request"), which Funding Request shall be delivered not later than 12:00 noon (New York City time), three (3) Business Days prior to the proposed Acquisition Date specifying:
     (i) the proposed Acquisition Date, (ii) the amount of Advance requested, (iii) the Properties and Equity Interests to be acquired on the proposed Acquisition Date, (iv) the amount of the Advance allocated to each Property or Equity Interest, as the case may be, and (v) whether the Loans and Lessor Amounts comprising such Advance shall be made as ABR Amounts or LIBO Rate Amounts (and, if LIBO Rate Amounts are selected by the Company, specifying the duration of the initial Interest Period with respect thereto). The Lease Agent shall calculate the amounts of the Lessor Amount and the Loans required to fund each requested Advance as it relates to each Property based on the respective Funding Percentages of the Participants.

          (b) The proceeds of each Advance shall be used to pay the Property Cost of the Property being acquired on the applicable Acquisition Date.

          (c) All remittances made by the Lessor and the Lenders for the funding of any Advance shall be made on the applicable Acquisition Date in immediately available funds by wire transfer to the account of the Lease Agent, which shall disburse such proceeds as provided in
     Section 3.1(a).

     SECTION 3.5. Interest Period Selection/Continuation/ Conversion Elections. By delivering an Interest Period Selection/Continuation/Conversion Notice in the form of Exhibit B hereto to the Lease Agent, the Company, as agent for the Lessees, may from time to time irrevocably (as to the next succeeding Interest Period) elect, on not less than three (3) nor more than five (5) Business Days' notice, that the Applicable Rate for all Loans and the Lessor Amount be determined by reference to either the LIBO Rate (Reserve Adjusted) or the Alternate Base Rate and, in the case of an election of the LIBO Rate (Reserve Adjusted), select the duration for the next succeeding Interest Period; provided, however, that (a) in the absence of delivery of an Interest Period Selection/Continuation/Conversion Notice with respect to any LIBO Rate Amount at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Amount shall, on such last day, automatically continue as a LIBO Rate Amount with an Interest Period of one month's duration, (b) the outstanding Loans and Lessor Amount may not be continued as, or converted into, LIBO Rate Amounts when any Lease Default has occurred and is continuing. Each Interest Period Selection/Continuation/ Conversion Notice so delivered by the Company, as agent for the Lessees, shall be deemed an effective election by the Lessor of the method for computing interest on the Loans under the Loan Agreement, and (c) LIBO Rate Amounts may be converted only on the last day of an Interest Period for such LIBO Rate Amounts unless the Company, as agent for the Lessees, agrees to provide to the Lease Agent for the account of each Participant compensation in accordance with Section 13.10.

     SECTION 3.6. Funding of Certain Modifications; Construction Financings. The parties hereto contemplate that the Company, as agent on behalf of the Lessees, may from time to time request that the Participants make available Lessor Amounts or Loans, as applicable, in an aggregate amount of not less than $1,000,000 to finance the cost of certain modifications to the Properties. In such events, the parties anticipate negotiating amendments to the Operative Documents as necessary to accommodate such additional Advances. In addition, the Company, as agent for the Lessees, may request that the Participants finance the acquisition of certain parcels of land and the construction of improvements on such parcels and, if the Lessor and the Lenders agree, in their sole discretion, to finance such construction, the parties contemplate negotiating amendments to the Operative Documents as necessary to accommodate such construction financing.


                           ARTICLE IV

       COMPUTATION OF BASIC RENT; INTEREST ON LOANS; FEES

     SECTION 4.1.  Computation of Basic Rent (Interest/Yield).

          (a) Basic Rent (Interest/Yield) shall be payable with respect to the sum of (i) the amount of the Loans outstanding from time to time and (ii) the amount of the Lessor Amount outstanding from time to time in an amount equal to the Applicable Rate on such sum, calculated using the actual number of days elapsed and, subject to
     Section 3.5 hereof, when the Applicable Rate is based on the LIBO Rate (Reserve Adjusted), a 360-day year basis and, if calculated at the Alternate Base Rate, a 360-day year basis if the Alternate Base Rate is calculated at the Federal Funds Rate, and a 365-, or, if applicable, 366-, day year basis if the Alternate Base Rate is calculated at the Prime Rate. If all or any portion of any Loan, the Lessor Amount, any Basic Rent (Interest/Yield) payable on any Loan or the Lessor Amount, or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

          (b) During the Term, Basic Rent (Interest/Yield) shall be payable in arrears with respect to all of the outstanding Loans and the outstanding Lessor Amount on each Basic Rent Payment Date.

     SECTION 4.2.  Interest on Loans.

          (a) Each Loan shall accrue interest computed and payable in accordance with the terms of Section 3.5 hereof and the Loan
     Agreement.

          (b) The Collateral Agent (or, after payment in full of all obligations of the Company and the Subsidiary Co-Borrowers owing to the Credit Facility Banks under the Credit Facility Documents and the permanent termination of all commitments of the Credit Facility Banks thereunder, the Lease Agent) shall distribute to the Lenders, in accordance with the terms hereof and the terms of the Loan Agreement, the interest due on the Loans and all other amounts due with respect to the Loans, in each case, to the extent received by the Collateral Agent (or the Lease Agent, as applicable) from the Lessees from time to time under the Lease as Basic Rent (Interest/Yield).

     SECTION 4.3.  Yield on Lessor Amount.

          (a) The Lessor Amount outstanding from time to time shall accrue yield ("Yield") equal to the excess of (i) the Basic Rent (Interest/Yield) payable by the Lessees from time to time under the Lease minus (ii) the interest due on the Loans from time to time pursuant to Section 2.4 of the Loan Agreement.

          (b) The Lessor shall be entitled to receive, as payment of Yield, all amounts described in clause (a).

     SECTION 4.4. Prepayments of Loans and Lessor Amount. In the event that a Lessee pays any amount equal to the subject Property Balance or the Lease Balance to the Lessor in connection with the purchase or sale of a Property in accordance with Section 15.1, 18.1(a) or 18.1(b) of the Master Lease, such Property Balance or Lease Balance, as the case may be, will be used to prepay on a pro rata basis the outstanding principal amount of the Loans and Lessor Amount related to the Property or Properties purchased or sold. In addition, in the event that the aggregate Commitments are reduced to an amount that is less than the aggregate outstanding Loans and Lessor Amounts as of such date of reduction, then the Company, as agent for the Lessees, shall prepay the outstanding Loans and Lessor Amounts in an aggregate amount equal to such excess, with such prepayment to be applied ratably among all outstanding Loans and Lessor Amounts. Each Lender and the Lessor hereby acknowledges that its Loans or Lessor Amount, as the case may be, may be prepaid as set forth inbut may not be readvanced.

     SECTION 4.5. Fees. The Company agree to pay the fees referred to in this Section 4.5.

          (a) Facility Fees. The Company agrees to pay to each Participant for its own account, a non-refundable facility fee (collectively, the "Facility Fees") equal to 0.125% of such Participant's Commitment, payable in full on the Initial Acquisition Date.

          (b) Structuring Agent's Fees. The Company agrees to pay the fees referred to in the Fee Letter.


                           ARTICLE V

               CERTAIN INTENTIONS OF THE PARTIES

     SECTION 5.1. Nature of the Transaction. It is the intent of the parties that: (a) the Lease constitutes an operating lease from the Lessor to the Lessees for purposes of the Lessees' financial reporting, (b) the Lease and other transactions contemplated hereby preserve ownership in the Properties in the Lessees for Federal and state income tax and bankruptcy purposes, (c) each Lease Supplement grants to Lessor a Lien on the Property covered thereby, and (d) the obligations of the Lessees to pay Basic Rent (Interest/Yield) and any part of any Property Balance (other than Basic Rent (Interest/Yield)) shall be treated as payments of interest and principal, respectively, for Federal and state income tax and bankruptcy purposes. The Lessor shall be deemed to have a valid and binding security interest in and Lien on the Properties, free and clear of all Liens other than Permitted Property Liens, as security for the obligations of the Lessees under the Operative Documents, (it being understood and agreed that the Lessees do hereby grant a Lien, and convey, transfer, assign, mortgage and warrant to Lessor and its successors, transferees and assigns, for the benefit of the Lessor and its successors, transferees and assigns, the Properties and any proceeds or products thereof, to have and hold the same as collateral security for the payment and performance of the obligations of the Lessees under the Operative Documents). Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to at any time, take any action or fail to take any action with respect to the preparation or filing of any income tax return, including an amended income tax return, to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this
Section 5.1.

     Specifically, without limiting the generality of the foregoing, the parties hereto intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State or Commonwealth thereof affecting a Lessee, the Company, Lessor, any Participant or any collection actions, the transactions evidenced by the Operative Documents shall be regarded as loans made by the Participants to the Lessees.

     SECTION 5.2. Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessees, the Company, the Lessor and the Lenders that: (i) the amount and timing of installments of Basic Rent due and payable from time to time from the Lessees under the Lease shall be equal to the aggregate payments due and payable as interest on the Loans plus a yield on the Lessor Amount on each Basic Rent Payment Date; (ii) if a Lessee elects the Purchase Option or becomes obligated to purchase any of the Properties under the Lease, the Loans, the Lessor Amount, all interest, Yield and fees thereon and all other obligations of the Lessees with respect to such Property owing to the Lessor and the Lenders shall be paid in full by the Lessee; (iii) if any Lessee elects the Remarketing Option, the Lessee shall only be required to pay to the Lessor the amounts required pursuant to Article XX of the Master Lease and any amounts due pursuant to Article XIII hereof; and (iv) upon an Event of Default resulting in an acceleration of any Lessee's obligation to purchase the Properties under the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Lease Balance, plus all other amounts then due from the Lessee to the Participants under the Operative Documents.


                           ARTICLE VI

                      CONDITIONS PRECEDENT

     SECTION 6.1. Documentation Date. The Documentation Date (the "Documentation Date") shall occur on the earliest date on which the following conditions precedent shall have been satisfied or waived, in the reasonable discretion of the Participants:

          (a) Participation Agreement. This Participation Agreement shall have been duly authorized, executed and delivered by the parties hereto.

          (b) Master Lease. The Master Lease shall have been duly authorized, executed and delivered by the parties thereto.

          (c) Loan Agreement. The Loan Agreement shall have been duly authorized, executed and delivered by the parties thereto.

          (d) Assignment of Lease and Rent. The Assignment of Lease and Rent shall have been duly authorized, executed and delivered by the Lessor, as assignor, to the Collateral Agent for the benefit of each of the Secured Parties, as assignee, and the Assignment of Lease and Rent shall have been consented to and acknowledged by the Company and each Lessee party to the Operative Documents on the Documentation Date.

          (e) Intercreditor Agreement. The Intercreditor Agreement shall have been duly authorized, executed and delivered by the parties thereto.

          (f) Security Documents. Each of the Multicare Guaranty, the Pledge Agreement, the Security Agreement and the PHC/Providence Mortgages shall have been duly authorized, executed and delivered by the parties thereto, and the Lessor shall have received an executed counterpart of each of the foregoing.

          (g)  [Intentionally Omitted].

          (h) Certain Transaction Expenses. Counsel for the Lessor and the Lenders shall have received, to the extent then invoiced, payment in full in cash of all Transaction Expenses payable to such counsel pursuant to Section 9.1.

All documents and instruments required to be delivered pursuant to this
Section 6.1 shall be delivered at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, or at such other location as may be determined by the Lessor, the Lenders and the Lessee.

     SECTION 6.2. Initial Acquisition Date. The occurrence of the initial Acquisition Date hereunder (the "Initial Acquisition Date") shall be subject to the prior satisfaction of all of the conditions precedent thereto set forth in this Section 6.2 (or waiver thereof by the applicable parties as set forth herein). The parties hereto agree that the Lessor's obligations to acquire any Property or Equity Interest shall not be subject to any conditions precedent set forth in this Section 6.2 to the extent such conditions are actions required of the Lessor. The obligation of the Lessor to acquire any Property or Equity Interest on the Initial Acquisition Date and to make the Advance in respect of the Property Costs on the Initial Acquisition Date, the obligation of the Lessor to fund any related Lessor Amount on the Initial Acquisition Date and the obligation of each Lender to make any related Loan on the Initial Acquisition Date, are subject to satisfaction or waiver of the following conditions precedent:

          (a)  Lessees' Resolutions and Incumbency Certificate, etc.
     Each Lessee shall have delivered to the Lessor and the Lenders a certificate of its Secretary or an Assistant Secretary attaching and certifying as to (A) the resolutions of the Board of Directors or committee thereof duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (B) its certificate of incorporation and by-laws, and
     (C) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (ii) a certificate of good standing with respect to it issued by the Secretary of State of the jurisdiction of its incorporation no earlier than thirty (30) days prior to the Initial Acquisition Date or such earlier date as is acceptable to the Lessor.

          (b)  Company's Resolutions and Incumbency Certificate, etc.
     The Company shall have delivered to the Lessor and the Lenders a certificate of its Secretary or an Assistant Secretary attaching and certifying as to (A) the resolutions of the Board of Directors or committee thereof duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (B) its certificate of incorporation and by-laws, and
     (C) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (ii) a certificate of good standing with respect to it issued by the Secretary of State of the State of Delaware no earlier than thirty (30) days prior to the Initial Acquisition Date or such earlier date as is acceptable to the Lessor.

          (c) Opinion of Counsel to the Company and the Lessees. The Participants shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company and the Lessees, which is reasonably acceptable in form and substance to the Participants.

          (d) Fees. The Company, as agent for the Lessees, shall have paid in full all Facility Fees and the Structuring Agent's fee then due and payable pursuant to the Participation Agreement and the Fee Letter.

     SECTION 6.3. Conditions Precedent to Each Acquisition Date. Each Acquisition Date shall occur on the date on which all the conditions precedent thereto set forth in this Section 6.3 with respect to such acquisition shall have been satisfied or waived by the applicable parties as set forth herein. The parties hereto agree that the Lessor's obligations to acquire any Property or Equity Interest shall not be subject to any conditions precedent set forth in this Section 6.3 to the extent such conditions are actions required of the Lessor. The obligation of the Lessor to acquire any Property or Equity Interest on any Acquisition Date and to make the Advance in respect of the Property Costs for such Property or Equity Interest on the applicable Acquisition Date, the obligation of the Lessor to fund any related Lessor Amount on the applicable Acquisition Date and the obligation of each Lender to make any related Loan on the applicable Acquisition Date, are subject to satisfaction or waiver of the following conditions precedent:

          (a) Funding Request. The Lessor and the Lease Agent shall have received a fully executed counterpart of the applicable Funding Request in accordance with Section 3.4. The delivery of a Funding Request shall constitute a representation and warranty by all of the Lessees and the Company that on such Acquisition Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), the statements made in Section 8.2 are true and correct in all material respects.

          (b) Transfer Documents. In the case of the acquisition of an Equity Interest, on or prior to such Acquisition Date, each of the Equity Interests to be acquired on such Acquisition Date shall have been transferred to the Lessor pursuant to appropriate instruments of transfer in form and substance reasonably satisfactory to the Lessor.

          (c) Deed; Bill of Sale for Certain Properties. In the case of the acquisition of a direct fee ownership interest in any Property, on or prior to such Acquisition Date, the Lessor shall have received
     (i) a Deed with respect to such Property in form and substance reasonably satisfactory to it and (ii) if such Property includes personal property, a warranty bill of sale (a "Bill of Sale"), conveying title to the Lessor in any Improvements and other personal property (other than inventory) comprising part of such Property (and the parties hereto acknowledge that the Properties to be acquired on the Initial Acquisition Date do not include any personal property).

          (d) Supplement to Assignment of Lease and Rent. On or prior to such Acquisition Date, the Lessor shall have delivered to the Collateral Agent one or more Supplements to the Assignment of Lease and Rent substantially in the form of Exhibit A thereto covering each Property to be acquired on such Acquisition Date (or, in the case of an acquisition of an Equity Interest, covering the Property relating to such Equity Interest), together with a consent to and acknowledgement of such Supplement duly executed by the applicable Lessee.

          (e) Lease Supplement/Memorandum of Lease. On or prior to such Acquisition Date, for each Property the applicable Lessee and the Lessor shall have delivered the original counterpart of the Lease Supplement, in recordable form, executed by the Lessee and the Lessor with respect to such Property to the Lenders.

          (f) Responsible Officer's Certificate. On or prior to such Acquisition Date, the Lessor and the Lenders shall each have received
     (x) a Responsible Officer's Certificate of the Company and (y) a Responsible Officer's Certificate of each Lessee of a Property being acquired on such Acquisition Date (or, in the case of an acquisition of an Equity Interest, the Lessee of the Property relating to such Equity Interest), each in substantially the form of Exhibit C attached hereto, dated as of the applicable Acquisition Date, stating that (i) to such Responsible Officer's actual knowledge, without investigation, each and every representation and warranty of each of the Company or the applicable Lessee, as applicable, contained in each Operative Document to which it is a party is true and correct in all material respects on and as of the applicable Acquisition Date,
     (ii) to such Responsible Officer's actual knowledge, without investigation, no Default or Event of Default has occurred and is continuing under any Operative Document to which either of the Company or the applicable Lessee, as applicable, is a party, (iii) to such Responsible Officer's actual knowledge, without investigation, each Operative Document to which either the Company or the applicable Lessee, as applicable, is a party is in full force and effect with respect to it, and (iv) to such Responsible Officer's actual knowledge, each of the Company or the applicable Lessee, as applicable, has duly performed and complied with all conditions contained herein or in any other Operative Document required to be performed or complied with by it on or prior to the Acquisition Date.

          (g) Lease Facility Mortgage. On or prior to such Acquisition Date, the applicable Lessee shall have delivered to the Collateral Agent (with a copy thereof delivered to the Lessor) a Lease Facility Mortgage covering the Property to be leased by such Lessee under the Master Lease and applicable Lease Supplement, in form and substance reasonably satisfactory to the Participants.

          (h) Lease Facility Financing Statements. On or prior to such Acquisition Date, for each Property the applicable Lessee shall have delivered to the Lessor all Lease Facility Financing Statements relating to such Property as the Lessor or any Participant reasonably may request in order to protect the security interest of the Collateral Agent for the benefit of the Secured Parties.

          (i) Recordation of Mortgages and Filing of Lease Facility Financing Statements. Each of the Lessor and the Participants shall have received evidence reasonably satisfactory to it that each of
     (i) the Lease Facility Mortgages, (ii) the Assignment of Lease and Rent and (iii) the Lease Facility Financing Statements, in each case relating to the applicable Property, has been, or will be promptly, recorded or filed, as applicable, in a manner sufficient to properly secure each of their interests therein.

          (j) Evidence of Property Insurance. The Lessor shall have received evidence that the insurance obtained by the Lessees with respect to the applicable Property satisfies the requirements set forth in Article XIII of the Master Lease, setting forth the respective coverage, limits of liability, carrier, policy number and period of coverage.

          (k) Environmental Audit. The Lessor and the Lease Agent shall have received an Environmental Audit with respect to the applicable Property in form and substance reasonably satisfactory to the Lessor and the Lease Agent.

          (l) Property Survey. On or prior to such Acquisition Date, each Lessee or the Company shall have delivered to the Lessor, on behalf of the Lenders, an American Land Title Association ("ALTA")/1992 (Urban) Survey of the applicable Property certified to the title company and otherwise in form reasonably acceptable to the Participants.

          (m) Title Insurance. On or prior to such Acquisition Date, the Lessor and the Lease Agent shall have received from a title company satisfactory to them a commitment to deliver an ALTA extended owners and lenders title insurance policy covering the applicable Property in favor of the Lessor and the Lenders, respectively, such policy in an amount not less than the related Property Cost and to be reasonably satisfactory to the Lessor and the Lease Agent with such customary endorsements issued by the title company as a routine matter, if reasonably requested by the Lessor.

          (n) Appraisal. On or prior to such Acquisition Date, the Lessor and the Lenders shall have received an Appraisal of the applicable Property, in form and substance reasonably satisfactory to the Lessor and the Lenders, which Appraisal shall show that, as of such Acquisition Date and the Expiration Date, the Fair Market Sales Value of each Property being acquired on such Acquisition Date (or, in the case of an acquisition of an Equity Interest, the Property relating to such Equity Interest) shall not be less than 100% of the Property Cost for such Property.

          (o) Opinion of Local Counsel. If the Property being acquired on the applicable Acquisition Date (or, in the case of an acquisition of an Equity Interest, the Property relating to such Equity Interest) is located in a state in which there exists no other Property already covered by any Lease Supplement, then on or prior to such Acquisition Date, the Lessor and each Lender shall have received an opinion, in form and substance satisfactory to them, of counsel qualified with respect to the laws of the jurisdiction in which the applicable Property is located.

          (p) Fees. All Facility Fees then due and payable pursuant to this Participation Agreement and all fees due and payable pursuant to the Fee Letter shall have been paid.

          (q) Representations and Warranties. On the applicable Acquisition Date, the representations and warranties of each Lessee and the Company contained in Section 8.2 and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

          (r) Taxes. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents shall have been paid or provisions for such payment shall have been made by the applicable Lessee to the reasonable satisfaction of the Lessor and the Lenders.

          (s)  Governmental Approvals.  All necessary Governmental
     Actions required by any Requirement of Law or any Property Legal Requirements for the purpose of authorizing the Lessor to acquire the applicable Property (and, if applicable, the Equity Interest related thereto) shall have been obtained or made and be in full force and effect.

          (t) Litigation. No action or proceeding shall have been instituted, nor, to the actual knowledge (without investigation) of any Lessee or the Company, shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority either (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, any other Operative Document or any transaction contemplated hereby or thereby, (ii) which is reasonably likely to Materially adversely affect any Lessee, the Company or the Property, or (iii) that question the validity in a material sense of the Operative Documents or the rights or remedies of the Lessor or the Lenders with respect to any Lessee, the Company or any Property under the Operative Documents.

          (u) Requirements of Law. In the reasonable opinion of the Lessor and the Lenders and their respective counsel, the transactions contemplated by the Operative Documents do not and will not violate in any material respect any Requirement of Law and do not and will not subject the Lessor or the Lenders to any adverse regulatory prohibitions or constraints.

          (v) No Default. There shall not have occurred and be continuing any Default or Event of Default under any of the Operative Documents, and no Default or Event of Default under any of the Operative Documents will have occurred after giving effect to the acquisition of the Properties.

All documents and instruments required to be delivered pursuant to this
Section 6.2 shall be delivered at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, or at such other location as may be determined by the Lessor, the Lenders, the Company and the Lessee.


                          ARTICLE VII

                         DISTRIBUTIONS

     SECTION 7.1. Basic Rent (Interest/Yield). The Collateral Agent or the Lease Agent (as specified in Section 10.4) shall distribute to the Lenders, from each payment of Basic Rent (Interest/Yield) received by the Collateral Agent or the Lease Agent, as applicable (and from any payment of interest on overdue installments of Basic Rent (Interest/Yield) received by the Lessor), an amount equal to the interest due on the Loans in accordance with Section 2.4 of the Loan Agreement as well as any overdue interest due to the Lenders (to the extent permitted by applicable law). The Collateral Agent or the Lease Agent, as applicable shall distribute to the Lessor, as payment of Yield on the Lessor Amount (as well as payment of any overdue Yield due to the Lessor, to the extent permitted by applicable law), all payments of Basic Rent (Interest/Yield) received by the Collateral Agent or the Lease Agent, as applicable (and all payments of interest on overdue installments of Basic Rent (Interest/Yield) received by the Collateral Agent or the Lease Agent, as applicable), to the extent such payments exceed amounts then due and payable by the Lessor with respect to interest on the Loans.

     SECTION 7.2.  Purchase Payments by the Lessees.

          (a) Any payment received by the Collateral Agent or the Lease Agent, as applicable, as a result of:

               (i) the purchase of all of the Properties in connection with the exercise of the Purchase Option under Section 18.1(a) of the Master Lease, or

               (ii) compliance with the obligation to purchase (or cause its designee to purchase) all of the Properties in accordance with Section 18.2 of the Master Lease, or

               (iii) compliance with the obligation to purchase all unsold Properties in accordance with Section 16.2(e) of the Master Lease, or

               (iv) failure to fulfill one or more of the conditions to exercise of the Remarketing Option with respect to any Property pursuant to Section 20.1 of the Master Lease and the Lessor's receipt of the Lease Balance pursuant to the provisions of
          Section 20.1 of the Master Lease,

     shall be distributed by the Collateral Agent or the Lease Agent, as applicable, to pay in full the Participant Balance of each Lender and the Lessor.

          (b) Any payment received by the Collateral Agent or the Lease Agent, as applicable, as a result of the payment of the Property Balance with respect to any Property in accordance with Section 15.1 or 18.1(b) of the Master Lease shall be distributed by the Collateral Agent or the Lease Agent, as applicable, among the Lenders and the Lessor pro rata without priority of one over the other, in the proportion that the Participant Balance of each of the Lenders and the Lessor bears to the aggregate of all of the Participant Balances.

     SECTION 7.3. Payment of Lease Recourse Amount. The payment of the Lease Recourse Amount to the Collateral Agent or the Lease Agent, as applicable, in accordance with Section 20.1(j) of the Master Lease upon the exercise of the Remarketing Option shall be distributed to the Tranche A Lenders for application to pay in full the Participant Balance of each Tranche A Lender.

     SECTION 7.4. Sales Proceeds of Remarketing of Properties. Any payments received by the Collateral Agent or the Lease Agent, as applicable, as proceeds from the sale of the Properties sold pursuant to the exercise of the Remarketing Option pursuant to Article XX of the Master Lease, together with any payment made as a result of an appraisal pursuant to Section 13.2, shall be distributed in the funds so received in the following order of priority:

          first, among the Tranche B Lenders and the Lessor pro rata without priority of one over the other, in the proportion that the Participant Balance of each of the Tranche B Lenders and the Lessor bears to the aggregate of all of the Participant Balances of the Tranche B Lenders and the Lessor, and

          second, the balance, if any, after payment in full of the Participant Balances of the Tranche B Lenders and the Lessor shall be promptly distributed to the Company as agent for the Lessees.

     SECTION 7.5. Supplemental Rent. All payments of Supplemental Rent received by the Collateral Agent or the Lease Agent, as applicable (excluding any amounts payable pursuant to the preceding provisions of this Article VII) shall be promptly distributed upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

     SECTION 7.6.  Reserved.

     SECTION 7.7.  Distribution of Payments after Lease Event of Default.
(a) Prior to the payment in full of all obligations of the Company and the Subsidiary Co-Borrowers owing to the Credit Facility Banks under the Credit Facility Documents and the permanent termination of all commitments of the Credit Facility Banks thereunder, all amounts received by the Collateral Agent during the continuance of a Lease Event of Default (including without limitation all amounts received from any sale of any Property and all amounts realized in connection with any Casualty or Condemnation affecting any Property) shall be distributed in accordance with the provisions of
Section 2.14 of the Intercreditor Agreement (and each party hereto hereby acknowledges and agrees that all such payments shall be distributed as aforesaid).

     (b) After payment in full of all obligations of the Company and the Subsidiary Co-Borrowers owing to the Credit Facility Banks under the Credit Facility Documents and the permanent termination of all commitments of the Credit Facility Banks thereunder, all payments received and amounts realized by the Collateral Agent or the Lease Agent during the continuance of a Lease Event of Default shall be turned over to the Lease Agent (if received by the Collateral Agent) and distributed by the Lease Agent as follows:

          (x) All payments received and amounts realized in connection with any Casualty or Condemnation shall be distributed as follows:

               (i) in the event that the Lease Agent, at the direction of the Required Participants, elects to pay all or a portion of such amounts to the applicable Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with
          Section 14.1(a) of the Master Lease, then such amounts shall be distributed to the applicable Lessee, and

               (ii) in the event that the Lease Agent, at the direction of the Required Participants, elects to apply all or a portion of such amounts to the purchase price of the related Property in accordance with Section 14.1(a) of the Master Lease, then such amounts shall be distributed in accordance with clause
          (y).

          (y) All other payments received and amounts realized shall be distributed in the following order of priority:

               first, so much of such payment or amount as shall be required to reimburse the Lease Agent for any tax, expense or other loss incurred by the Lease Agent (to the extent not previously reimbursed and to the extent incurred in connection with any duties as the Lease Agent) and any unpaid ongoing fees of the Lease Agent shall be distributed to the Lease Agent for its own account;

               second, so much of such payments or amounts as shall be required to pay the then existing or prior Lenders and the Lessor the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

               third, to the Lenders and the Lessor pro rata in accordance with, and for application to, the Participant Balance of each Lender and the Lessor; and

               fourth, after payment in full of the Participant Balance of each Lender and the Lessor and all other amounts due and owing to any Lender or the Lessor, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Company as agent for the Lessees.

     (c) All amounts received or realized by the Collateral Agent or the Lease Agent and otherwise distributable pursuant to Sections 7.1 and 7.2 shall be distributed by the Collateral Agent or the Lease Agent, as applicable, in accordance with this Section 7.7.

     SECTION 7.8.  Other Payments.

     (a) Except as otherwise provided in Sections 7.1, 7.2, 7.7 and clause (b) below, any payment received by the Collateral Agent or the Lease Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Article VII shall be distributed pro rata among the Lenders and the Lessor without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all the Participant Balances, to be applied to the outstanding Loans and Lessor Amounts, with any balance payable in accordance with the Operative Documents.

     (b) Except as otherwise provided in Sections 7.1, 7.2 and 7.7, all payments received and amounts realized by the Collateral Agent or the Lease Agent under the Master Lease or otherwise with respect to the Properties to the extent received or realized at any time after indefeasible payment in full of the Participant Balances of all of the Lenders and the Lessor and any other amounts due and owing to the Lenders or the Lessor, shall be distributed in accordance with the provision of Section 2.14 of the Intercreditor Agreement.

     (c) Except as otherwise provided in Sections 7.1 and 7.2, any payment received by the Collateral Agent or the Lease Agent for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Article VII shall be distributed forthwith to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

     SECTION 7.9.  Casualty and Condemnation Amounts.  Subject to Sections
7.7 and 7.8(b), any amounts payable to the Collateral Agent or the Lease Agent, as applicable, as a result of a Casualty or Condemnation pursuant to
Section 14.1 of the Master Lease and the Assignment of Lease and Rent shall be distributed as follows:

          (a) all amounts payable to a Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Master Lease shall be distributed to such Lessee, and

          (b) all amounts that are to be applied to the purchase price of the related Property in accordance with Section 14.1(a) and
     Article XV of the Master Lease shall be distributed to the Lenders and the Lessor pro rata without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all of the Participant Balances. Section 13.10 shall not apply to any distribution or prepayment made pursuant to this
     Section 7.9(b).

     SECTION 7.10. Order of Application. To the extent any payment made to any Lender or the Lessor pursuant to Section 7.2, 7.3, 7.4 or 7.7 is insufficient to pay in full the Participant Balance of such Lender or the Lessor, then each such payment shall first be applied to accrued interest or Yield and then to the principal of the Loans or the Lessor Amount, as applicable.

     SECTION 7.11. Deemed Receipt. Receipt by the Collateral Agent or the Lease Agent, as applicable, of any amount paid by the Lessees distributable to the Lenders or other Persons pursuant to this Article VII shall be deemed to be receipt by each such party to the extent allocable to such party and upon payment of any such amount by the Lessees to the Collateral Agent or the Lease Agent, as the case may be, the Lessees shall have no further obligations to make such payment.

     SECTION 7.12. Agreement of Collateral Agent and Participants. Pursuant to the Assignment of Lease and Rent, all of the payments (other than amounts expressly excluded from the assignment contained therein) have been assigned to the Collateral Agent for the benefit of each of the Secured Parties. The Collateral Agent hereby agrees that it shall distribute all such payments pursuant to the requirements of this Article VII and the Intercreditor Agreement to each Participant or other Person entitled thereto as promptly as possible (it being understood that any such payment received on a timely basis in accordance with the provisions of the Master Lease, this Participation Agreement and the other Operative Documents shall be distributed by the Collateral Agent on the same Business Day as received to the extent practicable).


                          ARTICLE VIII

                         REPRESENTATIONS

     SECTION 8.1. Representations of the Participants. Each Participant represents and warrants to each other Participant, the Company and the Lessees that:

          (a) ERISA. Such Participant is purchasing its interest in its Lease Facility Note or funding its Lessor Amount, as the case may be, with assets that are not assets of any Employee Benefit Plan (or its related trust) which is subject to Title I of ERISA or Section 4975 of the Code; and it is not a "Benefit Plan Investor" as defined in 29
     C.F.R.   S 2510.3-101, and is not purchasing its interest in its
     Lease Facility Note or funding its Lessor Amount, as the case may be, with any assets of any Benefit Plan Investor.

          (b) Status. Such Participant is a commercial bank, savings and loan association, savings bank, depository institution, insurance company, branch or agency of a foreign bank or other similar financial institution, or an Affiliate thereof.

          (c) Organization, Good Standing and Due Qualification. Such Participant is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required for the consummation of the transactions contemplated hereby.

          (d) Power and Authority, No Conflicts. The execution, delivery and performance by such Participant of the Operative Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (i) require any consent or approval of its stockholders, partners or members that has not been obtained; (ii) contravene its charter or by-laws or partnership or operating agreement; (iii) violate in any material respect any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it; (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected if such breach, default or failure to obtain consent could reasonably be expected to adversely effect the transactions contemplated hereby;
     (v) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by it; or (vi) cause it to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or, if such default could reasonably be expected to adversely effect the transactions contemplated hereby.

          (e) No Affiliation With Lessor. It is not an Affiliate of the Lessor (or if it is the Lessor it is not an Affiliate of any Lender) and will not in the future become such an Affiliate unless it has provided the Company, as agent for the Lessees, sixty (60) days' prior written notice and upon the determination of the Company, as agent for the Lessees, that such affiliation will cause a Rate Setting Commission Trigger Event to occur, it will, upon payment in full of all amounts owed to such Participant, assign its interests hereunder to a third party designated by the Company, as agent of the Lessees.

          (f) Legally Enforceable Agreements. Each Operative Document to which such Participant is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

The making of any Loan or the advancing of any Lessor Amount on any Acquisition Date shall constitute an affirmation by the subject Participant of the preceding representations and warranties.

     SECTION 8.2. Representations of the Company and the Lessees. The Company and each Lessee hereby represent and warrant to each Participant that:

          (a) Organization, Good Standing and Due Qualification. It is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate, partnership or limited liability company power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required and where such failure to qualify could reasonably be expected to have a Material Adverse Effect.

          (b) Power and Authority, No Conflicts. The execution, delivery and performance of the Operative Documents to which it is a party have been duly authorized by all necessary corporate, partnership or limited liability company action and do not and will not: (i) require any consent or approval of its stockholders, partners or members that has not been obtained; (ii) contravene its charter or by-laws or partnership or operating agreement;
     (iii) violate any provision of, or require any filing (other than the recordation of the Lease Facility Mortgages, the Lease Facility Financing Statements, the Lease Supplements, the Assignment of Lease and Rent and the Supplements to the Assignment of Lease and Rent), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it; (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected if such breach, default or failure to obtain consent could reasonably be expected to have a Material Adverse Effect; (v) result in, or require, the creation or imposition of any Lien (other than Permitted Property Liens and as created under the Security Documents), upon or with respect to any of the properties now owned or hereafter acquired by it; or (vi) cause it to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or, if such default could reasonably be expected to have a Material Adverse Effect, any such indenture, agreement, lease or instrument.

          (c) Legally Enforceable Agreements. Each Operative Document to which it is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

          (d)  Litigation.  Except as disclosed in Item 8.2(d) of
     Schedule II hereto, there are no actions, suits or proceedings pending or, to its actual knowledge without investigation, threatened, against or affecting it before any court, Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect.

          (e) Financial Statements. The consolidated balance sheets of the Consolidated Entities as at December 31, 1995, 1994, 1993, 1992 and 1991, and the related consolidated income statements and statements of cash flows and changes in stockholders' equity of the Consolidated Entities, for the fiscal years then ended, and the accompanying footnotes, together with the opinion on the consolidated statements of KPMG Peat Marwick L.L.P., independent certified public accountants, and the interim unaudited consolidated balance sheet of the Consolidated Entities as at September 30, 1996, and the related consolidated income statement and statements of cash flows and changes in stockholders' equity of the Consolidated Entities, for the three month period then ended, copies of which have been furnished to each of the Participants, are complete and correct and fairly present the financial condition of the Consolidated Entities at such dates and the results of the operations of the Consolidated Entities for the periods covered by such statements, all in accordance with GAAP consistently applied. Except as set forth on the consolidated balance sheet of the Consolidated Entities as at September 30, 1996, there are no liabilities of any Consolidated Entity, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto and which would be required to be recorded in such financial statements or notes in accordance with GAAP. No written information, exhibit or report furnished by the Company or any Lessee to the Participants in connection with the negotiation of this Agreement (after giving effect to information so furnished that corrects, supplements or supersedes information previously furnished) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in each case as determined as of the date of the provision of such information, exhibit or report. Since September 30, 1996, there has been no change which could reasonably be expected to have a Material Adverse Effect.

          (f) ERISA. Each Plan and, to the best knowledge of the Company and each Lessee, Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Company or any Lessee would be under an obligation to furnish a report to the Credit Facility Banks in accordance with Section 7.08(g) of the Credit Agreement. As of the most recent valuation date for each Plan, each Plan other than The Breyut Convalescent Center, Inc. Pension Fund was "fully funded", which for purposes of this Section 8.2(f) shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis. To the best knowledge of the Company and each Lessee, no such Plan has ceased being fully funded as of the date these representations are made with respect to any Loan under this Agreement. With respect to The Breyut Convalescent Center, Inc. Pension Fund, benefit accruals were frozen as of December 31, 1990 and the Unfunded Benefit Liabilities as projected by such Plan's enrolled actuary as of August 1, 1993 were $1,139,854.

          (g) Hazardous Materials. To its actual knowledge, each Lessee is in compliance in all material respects with all Environmental Laws. No Lessee has received any (i) notice, demand letters, inquiry, or requests for information from any Governmental Authority or any third party alleging any actual or threatened injury or damage to any person or property or the environment arising from any Release or threatened Release of Hazardous Materials at or from such Lessee's present or previously-owned or leased real properties or (ii) notice of any Lien held by any Governmental Authority under any Environmental Law that has attached to any revenues of, or to, any real properties owned or leased by such Lessee.

          (h) Governmental Regulation. Neither the Company nor any Lessee is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

          (i)  Solvency.

               (i) The present fair saleable value of the assets of the Company and each Lessee after giving effect to all the transactions contemplated by the Operative Documents and the funding of the Commitments hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Person as they mature.

               (ii) The Property of the Company and each Lessee does not constitute unreasonably small capital for such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Person.

               (iii) The Company and each Lessee does not intend to, nor does such Person believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Person, and of amounts to be payable on or in respect of indebtedness of such Person). The cash available to such Person after taking into account all other anticipated uses of the cash of such Person, is anticipated to be sufficient to pay all such amounts on or in respect of debt of such Person when such amounts are required to be paid.

               (iv) The Company and each Lessee does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to such Person after taking into account all other anticipated uses of the cash of such Person (including the payments on or in respect of debt referred to in paragraph (iii) of this Section 8.2(i)), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

          (j)  Lessees.  Each Lessee is an indirect wholly-owned
     Subsidiary of the Company.

          (k) Property. Each Property, and the contemplated use thereof by each Lessee and its agents, assignees, employees, lessees, licensees and tenants, will comply with all Material Requirements of Law (including, without limitation, all zoning and land use laws and Environmental Laws) and Material Insurance Requirements, except for such Requirements of Law as such Lessee shall be contesting in good faith by appropriate proceedings. There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the best of the Company's and the applicable Lessee's actual knowledge, threatened with respect to the Company, such Lessee or any Property which Materially adversely affects the title to, or the use, operation or value of, any Property.

          (l) Condition of Property. All water, sewer, electric, gas, telephone and drainage facilities and all other utilities required to adequately service the applicable Improvements for each Property's intended use are available pursuant to adequate permits (including any that may be required under applicable Environmental Laws). No fire or other casualty with respect to any Property has occurred which fire or other casualty has had a Material adverse effect on any such Property. All Material services of public facilities and other utilities necessary for use and operation of each Property and the other Improvements for their primary intended purposes are available, including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between such Improvements and public highways for pedestrians and motor vehicles. All utilities serving each Property are located in either public rights-of-way abutting each Property or Appurtenant Rights. All Material licenses, approvals, authorizations, consents, permits (including building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from each Property have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be.

          (m)  [Intentionally Omitted].

          (n) Insurance. Each Lessee has obtained, or will timely obtain, insurance coverage covering the applicable Property which meets the requirements of the Master Lease, and such coverage is in full force and effect.

          (o) Flood Hazard Areas. If any Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for such Property in accordance with Article XIII of the Lease and in accordance with the National Flood Insurance Act of 1968, as amended.

     SECTION 8.3. Representation of Lessor. In addition to its representations and warranties set forth in Section 8.1 hereof, the Lessor represents and warrants to the Company and the Lessees that as of the Initial Acquisition Date it is a wholly-owned subsidiary of Key Bank, N.A., and that it is not financing its acquisition of the Equity Interests or any Property with non-recourse debt representing more than 97% of the acquisition cost of such Equity Interests or Property. The Lessor further represents and warrants that it will use reasonable commercial efforts with respect to itself to accommodate accounting pronouncements issued from time to time by the Financial Accounting Standards Board and reasonable interpretations thereof so that the Lessees may continue to treat the Lease as an operating lease under GAAP from the Lessor to the Lessees for purposes of the Lessees' financial reporting.


                           ARTICLE IX

                  PAYMENT OF CERTAIN EXPENSES

     The Lessees agree, for the benefit of the Lessor and the Lenders, that:

     SECTION 9.1.  Transaction Expenses.

          (a) The Lessees shall pay, or cause to be paid, from time to time, all Transaction Expenses on the Documentation Date, or, to the extent not due and payable on the Documentation Date, on each Acquisition Date; provided, however, that, if the Lessees have not received written invoices therefor prior to such date, such Transaction Expenses shall be paid within thirty (30) days after the Lessees have received written invoices therefor.

          (b) The Lessees shall pay or cause to be paid (i) the fees set forth in the Fee Letter as provided therein, (ii) all Transaction Expenses incurred by the Lessor or any Lender in entering into any future amendments or supplements with respect to any of the Operative Documents, whether or not such amendments or supplements are ultimately entered into, or giving or withholding of waivers of consents hereto or thereto, in each case which have been requested by or approved by the Lessees, (iii) all Transaction Expenses incurred by the Lessor, the Lessees or the Lenders in connection with any purchase of the Property by any Lessee or other Person pursuant to Articles XVIII and XXI of the Master Lease and (iv) all Transaction Expenses incurred by any of the other parties hereto in respect of the successful enforcement of any of their rights or remedies against any Lessee in respect of the Operative Documents.

     SECTION 9.2. Brokers' Fees and Stamp Taxes. The Lessees shall pay or cause to be paid any brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Participation Agreement and the other Operative Documents.


                           ARTICLE X

                 OTHER COVENANTS AND AGREEMENTS

     SECTION 10.1. Covenants of the Company and each Lessee. The Company and each Lessee hereby agree, for the benefit of the Lenders and the Lessor, to comply in full with all of their respective obligations under Articles 7, 8 and 9 (and successor provisions thereto) of the Credit Agreement, as such Credit Agreement may be amended from time to time in accordance with Section 3.01 of the Intercreditor Agreement, and to deliver
(a) to each Participant a copy of each notice required to be delivered to any Credit Facility Bank pursuant to the provisions of such Articles of the Credit Agreement and (b) to the Lessor and the Lease Agent a copy of each notice required to be delivered to the Credit Facility Agent pursuant to the provisions of such Articles of the Credit Agreement, in each case within the time period specified in the Credit Agreement for delivery to the Credit Facility Banks or Credit Facility Agent, as applicable. If on any date (x) the Credit Agreement shall cease to be in effect or (y) all obligations of the Company and the Subsidiary Co-Borrowers shall have been paid in full and the commitments of the Credit Facility Banks thereunder shall be terminated in their entirety, then the provisions of Articles 7, 8 and 9 (and successor provisions thereto) of the Credit Agreement (as in effect immediately prior to such date) and all ancillary definitions related thereto shall automatically and without further action be incorporated by reference herein and made a part hereof as if originally set forth herein in full.

     SECTION 10.2. Right of Inspection. At any reasonable time and from time to time, but not more often than once per calendar year, and upon reasonable advance written notice but no advance notice shall be required if a Lease Default or a Lease Event of Default then exists, permit the Lessor or any Lender or any agent or representative thereof, to examine its records and books of account, and to discuss the affairs, finances and accounts of each Lessee, as applicable, with any of their respective officers and directors and independent accountants. Information not otherwise publicly available obtained in any such examination and identified as confidential shall be maintained in confidence by the Lessor or such Lender, as the case may be, and utilized only in connection with the transactions contemplated hereby.

     SECTION 10.3. Further Assurances. The Lessees and the Company hereby agree that so long as this Participation Agreement is in effect the Lessees and the Company shall take or cause to be taken from time to time all action reasonably necessary to assure that the intent of the parties pursuant to the Operative Documents is given effect as contemplated by this Participation Agreement and that the Collateral Agent holds a perfected Lien on each Property securing the obligations of the Company, the Lessees and the Lessor owing to the Secured Parties. The Lessees shall execute and deliver, or cause to be executed and delivered, to the Lessor from time to time, promptly upon request therefor, any and all other and further instruments (including correction instruments and supplemental mortgages, deeds of trust and security agreements) that may be reasonably requested by the Lessor to cure any deficiency in the execution and delivery of the Master Lease or any Operative Document to which it is a party.

     SECTION 10.4. Agreement of Parties With Respect to Assignment of Payments. Each of the parties hereto acknowledges and agrees that, after payment in full of all obligations of the Company and the Subsidiary Co-Borrowers owing to the Credit Facility Banks under the Credit Facility Documents and the permanent termination of all commitments of the Credit Facility Banks thereunder, the assignment of payments and rights made under the Assignment of Lease and Rent shall inure to the benefit of the Lease Agent on behalf of the Lenders and, in furtherance of the foregoing, all payments to be made under the Master Lease or any other Operative Document to the Collateral Agent shall instead be made to the Lease Agent for distribution by the Lease Agent in accordance with Article VII.

     SECTION 10.5. Removal of Liens. (a) The Lessor hereby agrees that so long as this Participation Agreement is in effect, (i) it will not create, incur, assume or suffer to exist any Lessor Lien upon the Master Lease, the Lease Supplements or any of the Properties and (ii) it will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Properties (and its rights under the Operative Documents) attributable to it.

     (b) Each of the Lease Agent and the Collateral Agent hereby severally agrees that so long as this Participation Agreement is in effect,
(i) it will not create, incur, assume or suffer to exist any Agent Lien attributable to it upon the Master Lease, the Lease Supplements or any of the Properties and (ii) it will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Agent Liens on the Properties (and its rights under the Operative Documents) attributable to it.

     SECTION 10.6. Massachusetts Circular Letter. Each of the Lessees intends to fully comply with the requirements of Circular Letter DHCQ 4-95-351 of the Department of Public Health of the Commonwealth of Massachusetts.
Each of the Lenders and the Lessor hereby acknowledges that the Lessees shall be deemed to be owners of the long-term care facility business for the purpose of Circular Letter DHCQ 4-95-351.

     SECTION 10.7. Cure Rights of Lessees. So long as no Lease Event of Default shall have occurred and be continuing, upon the occurrence of any Loan Agreement Event of Default, the Lessees shall have the right, but not the obligation, to take any such action in order to cure such Loan Agreement Event of Default upon written notice to the Lessor or to terminate the Loan Agreement and the Lease and purchase the Properties.

     SECTION 10.8. Non-Disturbance of Lessees. Notwithstanding any other provision herein or in any other Operative Document to the contrary, so long as no Event of Default (as defined in the Intercreditor Agreement) shall have occurred and be continuing, the Lenders shall not terminate the Master Lease (except pursuant to the terms thereof), accelerate any Rent or other amounts payable by any Lessee thereunder, demand the purchase of any or all of the Properties by any Lessee (whether pursuant to Section 16.2(e) of the Master Lease or otherwise), foreclose on any or all of the Properties (except as to the Lessor's interest therein), or disturb any Lessee's use, enjoyment and possession of the Properties, or take any action in violation of or inconsistent with the "non-disturbance" provisions of any Lease Facility Mortgage; provided, however, that nothing contained in this Section 10.8 shall in any way limit, restrict or impair any of the rights or remedies of the Lenders and the Lease Agent with respect to the Lessor under the Loan Agreement (except to the extent the exercise of such rights and remedies would be inconsistent with any of the foregoing provisions of this Section 10.8) and the Assignment of Lease and Rent.


                           ARTICLE XI

                       LESSEE DIRECTIONS

     SECTION 11.1. Lessee Directions. The Lessor, the Lenders, and the Lessees hereby agree that, so long as no Lease Event of Default exists, the Company, as agent for the Lessees, shall have the exclusive right to exercise any right of the Lessor under the Loan Agreement at any time, and the Lessor shall not exercise any right under the Loan Agreement without giving notice to the Company, as agent for the Lessees, at least two (2) Business Days' prior written notice, and following such notice, shall take such action or forebear from taking such action, as the Company, as agent for the Lessees, shall direct. The Lessor and the Lenders hereby acknowledge that Conversion/Continuation Notices given by the Company, as agent for the Lessees, to the Lessor shall be deemed, and considered as, notices given by the Lessor under the Loan Agreement.


                          ARTICLE XII

              TRANSFERS OF PARTICIPANTS' INTERESTS

     SECTION 12.1. Assignments. All or any part of the interest of any Participant in, to or under this Participation Agreement, the other Operative Documents, the Properties or the Lease Facility Notes may be assigned or transferred by such Participant at any time; provided, however, that (a) each assignment or transfer shall comply with all applicable securities laws, (b) any assignment or transfer to a Person that is not an Affiliate of the transferor thereof shall, so long as no Lease Event of Default has occurred and is continuing, be subject to the prior written consent of the Company acting on behalf of the Lessees and the Lessor (which consent shall not be unreasonably withheld), and (c) any assignee or transferee acknowledges that the obligations to be performed from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1 (and the transferor and transferee Participant shall deliver to the Lessees and the Lessor an Assignment Agreement, in substantially the form of Exhibit D (an "Assignment Agreement"), executed by the assignee or transferee; and provided, further, that (i) the Lessor may assign all or part of its interest in any of the foregoing without the prior written consent of the Company, as agent for the Lessees, if the retention of such interest constitutes a violation of Applicable Law or is contrary to the policy of SELCO Service Corporation, and the Lessor causes to be delivered to the Company, at the time of such assignment, a certificate of an officer of SELCO Service Corporation to such effect,) and (ii) any assignee or transferee further represents and warrants to the Lessor, each Participant and the Lessees that:

          (A) it is a commercial bank, savings and loan association, savings bank, depository institution, insurance company, branch or agency of a foreign bank or other similar financial institution, in each case, having a minimum capital and surplus of $50,000,000;

          (B) it has the requisite power and authority to accept such assignment or transfer;

          (C) it will not take any action with respect to such Lease Facility Note or the Properties, as the case may be, that would violate any applicable securities laws;

          (D) it will not assign or transfer any interest in such Lease Facility Note or its interest in the Properties, as the case may be, except in compliance with this Section 12.1;

          (E) it is purchasing its interest in its Lease Facility Note or funding its Lessor Amount, as the case may be, with assets that are not assets of any Employee Benefit Plan (or its related trust) which is subject to Title I of ERISA or Section 4975 of the Code; and it is not a "Benefit Plan Investor" as defined in 29 C.F.R. S 2510.3-101, and is not purchasing its interest in its Lease Facility Note or funding its Lessor Amount, as the case may be, with any assets of any Benefit Plan Investor;

          (F) it is not an Affiliate of the Lessor (or if it is the Lessor it is not an Affiliate of any Lender) and will not in the future become such an Affiliate unless it has provided the Company, as agent for the Lessees, sixty (60) days' prior written notice and upon the determination of the Company, as agent for the Lessees, that such affiliation will cause a Rate Setting Commission Trigger Event to occur, it will, upon payment in full of all amounts owed to such Participant, assign its interests hereunder to a third party designated by the Company, as agent of the Lessees; and

          (G) it will not transfer such Lease Facility Note or its interest in the Properties, as the case may be, unless the proposed transferee makes the foregoing representations and covenants.

     No assignment or transfer by a Participant prior to the Initial Acquisition Date will relieve such Participation from its obligation to fund an Advance hereunder if such Participant's assignee or transferee wrongfully fails to fund such Advance. Each assigning or transferring Participant shall remain liable under the Operative Documents, to the extent provided therein, for its acts and omissions occurring prior to any such assignment or transfer.

     SECTION 12.2. Participations. Any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Sub-Participant"), participating interests in all or a portion of its rights and obligations under this Participation Agreement, the other Operative Documents, the Properties or its Lease Facility Notes (including, without limitation, all or portion of the Rent owing to it); provided, however, that

          (a) no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;

          (b) such Participant shall remain solely responsible for the performance of its Commitment and such other obligations;

          (c) the Lessees shall continue to deal solely and directly with such Participant in connection with such Participant's rights and obligations under this Participation Agreement and each of the other Operative documents;

          (d) no Sub-Participant shall be entitled to require such Participant to take or refrain from taking any action hereunder or under any other Operative Document except with respect to any change in the amount or timing of the payment of any interest, principal or other amounts payable under the Loan Agreement or this Agreement; and

          (e) no Sub-Participant shall be an Affiliate of the Lessor (or if it is a Sub-Participant of the Lessor it is not an Affiliate of any Lender) and will not in the future become such an Affiliate unless it has provided the Company, as agent for the Lessees, sixty
     (60) days' prior written notice and upon the determination of the Company, as agent for the Lessees, that such affiliation will cause a Rate Setting Commission Trigger Event to occur, it will, upon payment in full of all amounts owed to such Sub-Participant, sell its interests hereunder to a third party designated by the Company, as agent of the Lessees.

Each Participant agrees that it will notify the Lessees promptly of the identity of each Sub-Participant to which it sells a participating interest hereunder and the amount of such participating interest. Each Lessee acknowledges and agrees that each Sub-Participant, for purposes of Article XIII, shall be considered a Participant. Notwithstanding anything to the contrary herein, no Sub-Participant shall be entitled to receive any greater amount than the transferor Participant would have been entitled to receive in respect of the amount of the participation transferred by such Participant had no such transfer occurred.

     SECTION 12.3. Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a) If any Participant (or the assignee of or Sub-Participant in any Lease Facility Note of a Participant, each a "Transferee") is organized under the laws of any jurisdiction other than the United States or any State thereof, then such Participant or the Transferee of such Participant, as applicable, shall (as a condition precedent to acquiring or participating in such Loan and as a continuing obligation to the Lessor and the Lessee) (i) furnish to the Lessor and the Lessees in duplicate, for each taxable year of such Participant or Transferee during the term of the Lease, a properly completed and executed copy of either Internal Revenue Service Form 4224 or Internal Revenue Service Form 1001 and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes (wherein such Transferee claims entitlement to complete exemption from United States withholding taxes on all payments hereunder), and
(ii) provide to the Lessor and the Lessees a new Internal Revenue Service Form 4224 or Internal Revenue Service Form 1001 and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Participant or Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. By its acceptance of a participation or assignment of a Participant's Lease Facility Note or interest in the Properties, as the case may be, each Transferee shall be deemed bound by the provisions set forth in this
Article XII.

     (b) Any Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Article XII, disclose to the assignee or participant or proposed assignee or participant, any information relating to the applicable Lessee, subject to any confidentiality requirements relating to such information.

     (c) Anything in this Article XII to the contrary notwithstanding, any Participant may without the consent of the Lessees assign and pledge all or any portion of the Lease Facility Notes held by it to any Federal Reserve Bank, the United States Treasury or to any other financial institution as collateral security pursuant to Regulation A of the F.R.S. Board and any operating circular issued by the Federal Reserve System and/or the Federal Reserve Bank or otherwise; provided, any payment by any Lessee for the benefit of the assigning or pledging Participant shall be deemed to satisfy such Lessee's obligations with respect thereto.

     (d) Anything in this Article XII to the contrary notwithstanding, each participation described herein shall be at the sole expense of the Participant engaging in such participation and shall not be subject to reimbursement by any Lessee or the Company.


                          ARTICLE XIII

                        INDEMNIFICATION

     SECTION 13.1. General Indemnification. The Lessees, jointly and severally, agree to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of:

          (a) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof;

          (b) the Properties or any part thereof or interest therein or any transfer of the Equity Interests to the Lessor or the dissolution of the Equity Interests by the Lessor (as is contemplated by the parties hereto);

          (c) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to Section 16.2(c), 16.2(e) or 18.2 of the Master Lease or any sale pursuant to Article XV, XVIII or XX of the Master Lease), return or other disposition of all or any part or any interest in the Properties or the imposition of any Lien other than Lessor Liens or Agent Liens (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (1) Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Properties, (4) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the applicable Lessee pursuant to the Lease which are in effect at any time with respect to the Properties or any part thereof, (5) any Claim for patent, trademark or copyright infringement arising from the Lessor's ownership of the Properties or the Equity Interests, and (6) Claims arising from any public improvements with respect to the Properties resulting in any change or special assessments being levied against the Property or any plans to widen, modify or realign any street or highway adjacent to any of the Properties, or any Claim for utility "tap-in" fees;

          (d) the breach by the Company or any Lessee of any covenant, representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

          (e) the retaining or employment of any broker, finder or financial advisor by the Company or any Lessee to act on its behalf in connection with this Participation Agreement;

          (f) the existence of any Lien on or with respect to the Properties, the Improvements, any Basic Rent or Supplemental Rent, title thereto, or any interest therein including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to any Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by any Lessee or Modifications constructed by any Lessee, except Lessor Liens, Agent Liens and Liens in favor of the Collateral Agent, the Lease Agent, the Lenders or the Lessor; or

          (g) subject to the accuracy of any Participant's representation set forth in Section 8.1(a), as to such Participant, the transactions contemplated by the Lease or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in
     Section 4975(c) of the Code;

provided, however, that the Lessees shall not be required to indemnify any Indemnitee under this Section 13.1 for any of the following: (1) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee or any member of its Indemnitee Group (it being understood that the Lessees shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim) or the breach of any representation, warranty or covenant of such Indemnitee set forth in any Operative Document, (2) any Claim resulting from Lessor Liens which the Lessor or the Lenders is responsible for discharging under the Operative Documents, (3) any Claim to the extent attributable to acts or events occurring after the expiration of the Term or the return or remarketing of the Property so long as the Lessor and the Lenders are not exercising remedies against the Lessees or any of them in respect of the Operative Documents, (4) any Claim arising from a breach or alleged breach by the Lenders or the Lessor of any agreement entered into in connection with the assignment or participation of any Loan or Lessor Amount, and (5) any Claim indemnified against in Section 13.2,
13.3 or 13.5. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document. Without limiting the express rights of any Indemnitee under this Section 13.1, this Section 13.1 shall be construed as an indemnity only and not a guaranty of residual value of the Properties or as a guaranty of the Lease Facility Notes.

     SECTION 13.2. End of Term Indemnity. (a) If the Lessees elect the Remarketing Option and there would, after giving effect to the proposed remarketing transactions, be a Shortfall Amount, then prior to the Expiration Date and as a condition to the Lessees' right to complete the remarketing of the Properties pursuant to Section 20.1 of the Lease, the Lessees shall cause to be delivered to the Lessor at least one hundred twenty (120) days prior to the Expiration Date, at the Lessees' sole cost and expense, a report from the Person that delivered the Appraisal in form and substance satisfactory to the Participants (the "End of the Term Report") which shall state the appraiser's conclusions as to the reason for any decline in the Fair Market Sales Value of any of the Property from that anticipated for such date in the Appraisal delivered on the applicable Acquisition Date.

     (b) If the Lessees exercise the Remarketing Option, then on or prior to the Expiration Date the Lessees shall pay to the Lessor an amount (not to exceed the Shortfall Amount) equal to the portion of the Shortfall Amount that the End of the Term Report demonstrates was the result of a decline in the Fair Market Sales Value of the applicable Property due to

          (i) failure to maintain, to repair, to restore, to rebuild or to replace, failure to comply with all applicable laws, failure to use, workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement, (excepting in each case ordinary wear and tear), in each case as required under the Lease, or

          (ii) any Modification made to, or any rebuilding of, the applicable Properties or any part thereof by the applicable Lessee not meeting the criteria required under the Lease, or

          (iii) the existence of any Hazardous Activity, Hazardous Materials or Environmental Violations as prohibited under the Lease, the indemnity for which shall not exceed the cost of the remediation thereof, or

          (iv) any use of any of the applicable Properties or any part thereof by the applicable Lessee or any sublessee other than as a long-term care or similar or related facility, or

          (v) any grant, release, dedication, transfer, annexation or amendment of the type referred to in Section 11.2 of the Master Lease other than those permitted under Section 11.2 of the Master Lease, or

          (vi) the failure of the Lessor to have good and marketable title to any of the applicable Properties free and clear of all Liens (excluding Permitted Property Liens), or

          (vii) the existence of any sublease relating to any of the applicable Properties that shall survive the Expiration Date.

     SECTION 13.3. Environmental Indemnity. Without limitation of the other provisions of this Article XIII, each Lessee hereby agrees to indemnify, defend and hold each Indemnitee harmless from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses, damages, liabilities, fines, penalties, administrative and judicial proceedings (including informal proceedings) and orders, judgments and enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys' and/or paralegals' fees and expenses), including all costs incurred in connection with any investigation or monitoring of environmental conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising in whole or in part, out of

          (a) the presence on or under any of the Properties of any Hazardous Materials, or any Release of any Hazardous Materials on, under, from or onto any of the Properties, or

          (b) any violation of or non-compliance with any Environmental Laws by any Lessee or any of its agents, or contractors;

provided, however, no Lessee shall be required to indemnify any Indemnitee under this Section 13.3 for (1) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee or (2) any Claim to the extent attributable to acts or events occurring after the expiration of the Term or the return or remarketing of any such Property so long as the Lessor and the Lenders are not exercising remedies against the applicable Lessee in respect of the Operative Documents. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

     SECTION 13.4. Proceedings in Respect of Claims. With respect to any amount that a Lessee is requested by an Indemnitee to pay by reason of
Section 13.1 or 13.3, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

     In case any action, suit or proceeding shall be brought against any Indemnitee, or if any Indemnitee becomes aware of a Claim or potential Claim, such Indemnitee promptly shall notify the applicable Lessee in writing of the commencement or existence thereof. If the Indemnitee fails to notify the applicable Lessee promptly, the applicable Lessee's obligation to indemnify such Indemnitee shall be relieved to the extent such failure limits the ability of the Lessee to contest such Claim. The applicable Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense of any such Claim; provided, however, that such Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request, and provided, further, that the applicable Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or will involve a risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien) on the Property or any part thereof unless, in the case of civil liability, the applicable Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest between such Indemnitee and the applicable Lessee, (B) such proceeding involves Claims not fully indemnified by the applicable Lessee which the applicable Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or
(C) an Event of Default under the Lease has occurred and is continuing.
The Indemnitee will join in the applicable Lessee's efforts to sever such action. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the applicable Lessee in accordance with the foregoing. The applicable Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee; provided, however, that in the event that such Indemnitee withholds consent to any settlement or other compromise, the applicable Lessee shall not be required to indemnify such Indemnitee to the extent that the applicable Claim (x) is for legal fees and expenses incurred after the date of the proposed settlement or (y) results in a judgment in excess of such offered money settlement.

     Each Indemnitee shall at the expense of the applicable Lessee supply the applicable Lessee with such information and documents reasonably requested by the applicable Lessee as are necessary or advisable for such Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.3. Unless an Event of Default under the Lease shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the applicable Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.3 with respect to such Claim.

     Upon payment in full of any Claim by the applicable Lessee pursuant to Section 13.1 or 13.3 to or on behalf of an Indemnitee, the applicable Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the applicable Lessee and give such further assurances as are necessary or advisable to enable the applicable Lessee vigorously to pursue such claims.

     Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.3 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable and, if requested by the applicable Lessee, such determination shall be verified by a nationally recognized independent accounting firm mutually acceptable to the Lessee and the Indemnitee at the expense of the applicable Lessee; provided, however, that if the applicable Lessee has assumed the defense of the related Claim or is paying the costs of the Indemnitee's defense of the related Claim on an ongoing basis, the Lessee shall not be required to pay such amount to the applicable Indemnitee until such time as a judgment is entered with respect to such Claim, the enforcement of which is not stayed or which judgment is not bonded over, or the Claim is otherwise settled or lost.

     SECTION 13.5.  General Tax Indemnity.

     (a) Indemnification. The Lessees, jointly and severally, shall pay and assume liability for, and do hereby agree to indemnify, protect and defend the applicable Property and all Tax Indemnitees, and hold them harmless against, all Impositions on an After Tax Basis.

     (b) Contests. Except as otherwise provided in Section 12.1 of the Master Lease with respect to Property Taxes, if any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessees may have an indemnity obligation pursuant to this Section 13.5, or if any Tax Indemnitee shall receive notice that any Imposition to which the Lessees may have an indemnity obligation pursuant to this Section 13.5 may be payable, such Tax
Indemnitee shall promptly (and, in any event, within 30 days) notify the Company, as agent for the Lessees, in writing (provided that failure to so promptly notify the Company within 30 days shall not alter such Tax Indemnitee's rights under this Section 13.5 except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Company, as agent for the Lessees, (such consent not to be unreasonably withheld or unreasonably delayed) for 30 days after the receipt of such notice by the Company or thereafter if the applicable
Lessee has commenced to take appropriate action; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 30-day period, such Tax Indemnitee shall in such notice to the applicable
Lessee, so inform the Company, as agent for the Lessees, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Company, as agent for the Lessees, (such consent not to be unreasonably withheld or unreasonably delayed) for 10 days after the receipt of such notice by the Company or thereafter if the applicable Lessee has commenced to take appropriate action, unless such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 10-day period.

     The Company shall be entitled for a period of 30 days from receipt of such notice from such Tax Indemnitee (or such shorter period as such Tax Indemnitee has notified the Lessees is required by law or regulation for such Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the expense of the applicable Lessee. If (x) such contest can be pursued in the name of the applicable Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the applicable Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of such Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the applicable Lessee has not agreed to indemnify such Tax Indemnitee or (z) such Tax Indemnitee so requests, then the applicable Lessee shall be permitted to control the contest of such claim, provided that in the case of a contest described in clause (y), if such Tax Indemnitee determines reasonably and in good faith that such contest by the applicable Lessee could have a material adverse impact on the business or operations of such Tax Indemnitee and provides a written explanation to such Lessee of such determination, such Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, the applicable Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and
(y) above, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the applicable Lessee indemnifies hereunder from Taxes for which the applicable Lessee is not obligated to indemnify hereunder, so that the applicable Lessee can control the contest of the former. In all other claims requested to be contested by the Company, as agent for the Lessees, such Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Company, as agent for the Lessees. In no event shall the applicable Lessee be permitted to contest (or such Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the applicable Lessee with a legal opinion of counsel reasonably acceptable to the applicable Lessee that such action, suit or proceeding involves a material risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted
Lien) on any Property or any part of any thereof unless the applicable Lessee shall have posted and maintained a bond or other security satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing unless the applicable Lessee shall have posted and maintained a bond or other security satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which the applicable Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the applicable Lessee shall have agreed to pay and shall pay, to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition including all reasonable legal, accounting and investigatory fees and disbursements, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the applicable Lessee shall provide to such Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs to such Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of such Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity
(taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee with respect to any period for which the applicable Lessee may be liable to pay an indemnity under this Section 13.5(b)) exceeds $25,000 and (B) unless, if requested by such Tax Indemnitee, the applicable Lessee shall have provided to such Tax Indemnitee an opinion of counsel selected by the Company (which may be in-house counsel) (except, in the case of income taxes indemnified hereunder which shall be an opinion of independent tax counsel selected by such Tax Indemnitee and reasonably acceptable to the applicable Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

     The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgement, provided, however, that if such Tax Indemnitee is the controlling party and the applicable Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the applicable Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the noncontrolling party reasonably informed as to the progress of the contest, and shall provide the noncontrolling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

     Each Tax Indemnitee shall at the applicable Lessee's expense supply the applicable Lessee with such information and documents reasonably requested by the Company as are necessary or advisable for the applicable Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.5(b). Notwithstanding anything in this
Section 13.5(b) to the contrary, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling (which appeal has been requested in writing by the applicable Lessee) with respect to any claim which may be entitled to be indemnified under this Section
13.5 without the prior written consent of the applicable Lessee, such entering into of a settlement or compromise, or such failure to appeal, without such consent, shall constitute a waiver of all rights to indemnification under this Section 13.5 with respect to such claim.

     Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the applicable Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive in writing, in a form acceptable to the Lessees, its right to indemnification under this Section 13.5 with respect to such claim (and any claim with respect to such year or any other taxable year the contest of which is materially adversely affected as a result of such waiver).

     (c) Reimbursement for Tax Savings. If (x) a Tax Indemnitee or any Affiliate thereof realizes a deduction, offset, credit or refund of any Taxes or any other savings or benefit (by way of allowance, allocation or otherwise) as a result of any indemnity paid by the applicable Lessee pursuant to this Section 13.5 or (y) by reason of the incurrence or imposition of any Tax (or the circumstances or event giving rise thereto) for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the applicable Lessee pursuant to this Section 13.5 or any payment made by a Tax Indemnitee to the applicable Lessee by reason of this Section 13.5(c), such Tax Indemnitee at any time actually realizes a reduction in any Taxes, which reduction in Taxes was not taken into account in computing such payment by the applicable Lessee to or for the account of such Tax Indemnitee or by such Tax Indemnitee to the applicable Lessee, then such Tax Indemnitee shall promptly pay to the applicable Lessee (xx) amount of such deduction, offset, credit, refund, or other savings or benefit together with the amount of any interest received by such Tax Indemnitee on account of such deduction, offset, credit, refund or other savings or benefit or (yy) an amount equal to such reduction in Taxes, as the case may be, in either case together with an amount equal to any reduction in Taxes payable by such Tax Indemnitee as a result of such payment; provided that no such payment shall be made so long as a Default or Event of Default shall have occurred and be continuing but shall be paid promptly after cure of such Default or Event of Default. Each Tax Indemnitee agrees to take such actions as the applicable Lessee may reasonably request (provided in the good faith judgment of such Tax Indemnitee, such actions would not result in a material adverse effect on such Tax Indemnitee for which such Tax Indemnitee is not entitled to indemnification from the Lessee) and to otherwise act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the applicable Lessee pursuant to this Section 13.5 and to maximize the amount of any Tax savings available to it. The disallowance or reduction of any credit, refund or other savings with respect to which a Tax Indemnitee has made a payment to the applicable Lessee under this
Section 13.5(e) shall be treated as a Tax for which the applicable Lessee is obligated to indemnify such Tax Indemnitee hereunder.

     (d) Payments. Any Imposition indemnifiable under this Section 13.5 shall be paid within thirty (30) days after receipt of a written demand therefor from the relevant Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before two Business Days prior to the date that the relevant Taxes are due; such amount shall be paid directly (but not until such Taxes are due) to the applicable taxing authority if direct payment is practicable and permitted or, if not practical or permitted, to such Indemnitee. Any payments made to a Tax Indemnitee or to any Lessee pursuant to this Section
13.5 shall be made directly to such Tax Indemnitee entitled thereto or the applicable Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in Schedule I hereto. Upon the request of any Tax Indemnitee with respect to a Tax that any Lessee is required to pay, such Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for such Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

     (e) Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.5 and of which the applicable Lessee has knowledge, the applicable Lessee shall promptly notify such Tax Indemnitee of such requirement and, at the applicable Lessee's expense (i) if the applicable Lessee is permitted (unless otherwise requested by such Tax Indemnitee) by Applicable Law, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or such Tax Indemnitee otherwise requests that such report, return or statement be prepared for filing by such Tax Indemnitee, the applicable Lessee shall prepare such report, return or statement in such manner as shall be reasonably satisfactory to such Tax Indemnitee and send the same to such Tax Indemnitee for filing no later than 15 days prior to the due date therefor. In any case in which such Tax Indemnitee will file any such report, return or statement, the applicable Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow such Tax Indemnitee to file such report, return or statement.

     (f) Verification. At the applicable Lessee's request, the amount of any indemnity payment by the applicable Lessee or any payment by a Tax Indemnitee to the applicable Lessee pursuant to this Section 13.5 shall be verified and certified by an independent public accounting firm mutually acceptable to such Lessee and such Tax Indemnitee. The costs of such verification shall be borne by the applicable Lessee unless such verification shall result in an adjustment in the applicable Lessee's favor of the lesser of (i) $10,000, and (ii) 5 percent of the payment as computed by such Tax Indemnitee, in which case such fee shall be paid by such Tax Indemnitee. In no event shall the applicable Lessee have the right to review such Tax Indemnitee's tax returns or receive any other confidential information from such Tax Indemnitee in connection with such verification; provided that all information reasonably necessary to perform such verification shall be made available to such accounting firm. Any information provided to such accountants by any Person shall be and remain the exclusive property of such Person and shall be deemed by the parties to be (and the accountants will confirm in writing that they will treat such information as) the private, proprietary and confidential property of such Person, and no Person other than such Person and the accountants shall be entitled thereto and all such materials shall be returned to such Person. Such accounting firm shall be requested to make its determination within 30 days of the applicable Lessee's request for verifications and the computations of the accounting firm shall be final, binding and conclusive upon the applicable Lessee and such Tax Indemnitee. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Agreement and that matters of interpretation of this Agreement are not within the scope of the independent accounting firm's responsibilities.

     (g) Tax Ownership. Each Tax Indemnitee represents and warrants that it will not, prior to the termination of the Master Lease, claim ownership of (or any tax benefits, including depreciation, with respect to) any Property for any income tax purposes, it being understood that each Lessee is and will remain the owner of the applicable Property for such income tax purposes at least until the termination of the Master Lease. If, notwithstanding the income tax intentions of the parties as set forth herein, any Tax Indemnitee actually receives any income tax deductions, reductions in income tax or other income tax benefit as a result of any claim for, or recharacterization or other event or circumstance requiring such party to take, any tax benefits attributable to ownership of any Property for income tax purposes, such Tax Indemnitee shall pay to the applicable Lessee, together with an amount equal to any reduced Taxes payable by such Tax Indemnitee as a result of such payment, the amount of such income tax savings realized by such Tax Indemnitee (less the amount of any anticipated increase in income tax which such Tax Indemnitee determines is currently payable as a result of such claim or recharacterization), provided that each Lessee shall agree to reimburse such Tax Indemnitee for any subsequent increase in such Tax Indemnitee's income taxes resulting from such claim or recharacterization not taken into account in the payment made to such Lessee, up to the net amount paid to such Lessee by each Tax Indemnitee. The parties agree that this Section 13.5(g) is intended to require a payment to a Lessee if and only if a Tax Indemnitee shall have received tax savings with respect to any Property that would not have been received if such Tax Indemnitee had advanced funds to such Lessee in the form of a loan secured by such Property in an amount equal to the applicable Property Cost. Each Tax Indemnitee shall be required in good faith to take any affirmative action to realize any such tax savings except if in its reasonable judgment such action will have a material adverse affect on such Tax Indemnitee.

     SECTION 13.6. Indemnity Payments in Addition to Lease Obligations. The Lessees acknowledge and agree that the obligation to make indemnity payments under this Article XIII are separate from, in addition to, and do not reduce, the Lessees' obligations to pay under the Lease that portion of the Lease Balance constituting the Lease Recourse Amount.

     SECTION 13.7. LIBO Rate Lending Unlawful. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or its Funding Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Lessor or any Lender, as the case may be (or its Funding Office) to make, maintain or fund Loans or Lessor Amount, as applicable, at the LIBO Rate (Reserve Adjusted) and such Participant shall promptly so notify the Company, as agent for the Lessees, whereupon until such Participant notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligation to continue LIBO Rate Amounts or convert ABR Amounts into LIBO Rate Amounts shall be suspended. Such Participant, with the consent of the Company, as agent for the Lessees, (which consent shall not unreasonably be withheld), will designate a different Funding Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Participant, be otherwise disadvantageous to such Participant. If such notice is given, then (i) the Company, as agent for the Lessees, shall be entitled upon its request to a reasonable explanation of the factors underlying such notice and (ii) each LIBO Rate Amount of such Participant then outstanding shall automatically convert into an ABR Amount either (a) on the last day of the then current Interest Period applicable thereto, if such Participant may lawfully continue to maintain and fund such LIBO Rate Amount to such day or (b) immediately, if such Participant shall determine that it may not lawfully continue to maintain and fund such LIBO Rate Amount to such day.

     SECTION 13.8. Deposits Unavailable. If any of the Participants shall have determined that

          (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Participant in its relevant market; or

          (ii) by reason of circumstances affecting the Participant's relevant market, adequate means do not exist for ascertaining the Applicable Rate applicable to such Participant's LIBO Rate Amounts, then such Participant shall promptly notify the Company, as agent for the Lessees, of same and, upon notice from such Participant to the Company, as agent for the Lessees, and the other Participants, (i) the obligations of the Participants to continue LIBO Rate Amounts or convert ABR Amounts into LIBO Rate Amounts shall be suspended as of the last day of the then current Interest Period applicable thereto and (ii) each outstanding LIBO Rate Amount shall automatically convert into an ABR Amount on the last day of the then current Interest Period applicable thereto.

     SECTION 13.9. Increased Costs, etc. (a) In the event that the adoption of any applicable law, rule or regulation, or any change therein or in the interpretation or application thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Participant with any request or directive after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) does or shall subject any Participant to any additional tax of any kind whatsoever with respect to the Operative Documents or any Loan or Lessor Amount, as applicable, made by it, or change the basis or the applicable rate of taxation of payments to such Participant of principal, interest or any other amount payable hereunder (except for the imposition of or change in any tax on or measured by or with respect to the overall gross or net income, or gross or net receipts (including, without limitation, any minimum taxes, income or capital gains taxes, or taxes on, or measured by or with respect to or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, business privilege or doing business or any other similar taxes) of such Participant (other than any such tax imposed by means of withholding and specifically excluding income taxes merely collected by means of withholding) or any tax imposed in lieu thereof);

          (ii) does or shall impose, modify or hold applicable any reserve, special deposit, insurance assessment, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Participant which are applicable to banks generally and not otherwise included in determination of the rate of interest on Loan or Lessor Amount, as applicable, hereunder; or

          (iii) does or shall impose on such Participant any other condition applicable to banks generally;

and the result of any of the foregoing is to increase the cost to such Participant of making or maintaining any LIBO Rate Amount, or to reduce any amount receivable hereunder, then in any such case, such Participant shall promptly notify the Company, as agent for the Lessees, and the Lessees shall promptly pay to such Participant, upon demand, any additional amounts necessary to compensate such Participant for such increased cost or reduced amount receivable which such Participant deems to be material as determined by such Participant with respect to any LIBO Rate Amount, and the Lessees may act to minimize such increased cost or the reduction in the amount receivable, so long as such action does not adversely affect such Participant.

     (b) If any Participant shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Participant (or any entity directly or indirectly controlling such Participant) as a consequence of such Participant's obligations under the Operative Documents to a level below that which such Participant (or any entity directly or indirectly controlling such Participant) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Participant to be material, then such Participant shall promptly notify the Company, as agent for the Lessees, of same and, from time to time, within fifteen (15) days after demand by such Participant, the Lessees shall pay to such Participant such additional amount or amounts as will compensate such Participant (or its Parent) for such reduction, and the Lessees may act to minimize such increased cost or the reduction in the amount receivable, so long as such action does not adversely affect such Participant.

     (c) Each Participant will promptly notify the Company, as agent for the Lessees, of any event of which it has knowledge, occurring after the date hereof, which will entitle such Participant to compensation pursuant to this Section and will, if practicable, with the consent of the Company, as agent for the Lessees (which consent shall not unreasonably be withheld), designate a different Funding Office or take any other reasonable action if such designation or action will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Participant, be otherwise disadvantageous to such Participant. A certificate of such Participant claiming compensation under this Section and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder shall be presumed correct in the absence of demonstrable error. In determining such amount, such Participant may use any reasonable averaging and attribution methods.

     (d)  Notwithstanding the foregoing clauses (a) and (b) of this
Section 13.9, the Lessees shall only be obligated to compensate such Participant for any amount arising or accruing both:

          (i) during (A) any time or period commencing (x) in the case of subsection (a), not earlier than the first day of any Interest Period in effect on the date which, and (y) in the case of subsection
     (b), not earlier than the date on which, such Participant notifies the Company, as agent for the Lessees, that it proposes to demand such compensation and identifies to the Company in such notice the statute, regulation or other basis upon which the claimed compensation is or will be based and how amounts owing thereunder are to be allocated to the Lessees and (B) any time or period during which, because of the retroactive application of such statute, regulation or other basis, such Participant did not know that such amount would arise or accrue; and

          (ii) within six months prior to any demand therefor, accompanied by a certificate of such Participant claiming compensation and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder.

     SECTION 13.10. Funding Losses. The Lessees shall pay to the Lease Agent for the account of each Participant, upon the request of such Participant through the Lease Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Participant) to compensate it for any loss, cost or expense which such Participant determines is attributable to:

          (a) any payment, prepayment, conversion or renewal of a LIBO Rate Amount made by such Participant on a date other than the last day of an Interest Period for such LIBO Rate Amount (whether pursuant to an assignment under Section 14.15 or by reason of acceleration or otherwise); or

          (b) any Loans or Lessor Amounts not being made as LIBO Rate Amounts in accordance with the Funding Request therefor, or any Loans or Lessor Amounts not being continued as, or converted into, LIBO Rate Loans in accordance with the Interest Period
     Selection/Continuation/Conversion Notice therefor.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest or Yield which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not made, converted, prepaid or renewed for the period from and including the date of such payment, prepayment or conversion or failure to be made, converted, prepaid or renewed to but excluding the last day of the then current Interest Period for such LIBO Rate Amount (or, in the case of a failure to make, convert, prepay or renew LIBO Rate Amounts, to but excluding the last day of the Interest Period for such LIBO Rate Amount which would have commenced on the date specified therefor in the relevant notice) at the Applicable Rate for such LIBO Rate Amount provided for in Section 4.1(a), over (ii) the amount of interest or Yield (as reasonably determined by such Participant) such Participant would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount of Loans or Lessor Amounts, as the case may be, and maturities comparable to such period. A determination of any Participant as to the amounts payable pursuant to this Section 13.10 shall be conclusive absent manifest error; provided that such determination is made on a reasonable basis.


                          ARTICLE XIV

                         MISCELLANEOUS

     SECTION 14.1. Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Participation Agreement, the transfer of the Equity Interests and Properties to the Lessor, any disposition of any interest of the Lessor in the Properties or any Improvements or any interest of the Lessor in the Properties and the payment of the Lease Facility Notes and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

     SECTION 14.2. New Lessees. Any wholly-owned Subsidiary of the Company may become a "Lessee" for all purposes of the Master Lease and the other Operative Documents by executing and delivering an Adoption Agreement, substantially in the form of Exhibit E hereto (an "Adoption Agreement"), to the Lessor and each Lender. Upon receipt by the Lessor and each Lender of an Adoption Agreement duly executed by any such Subsidiary, and upon satisfaction of all conditions to effectiveness thereof set forth in such Adoption Agreement, such Subsidiary shall be deemed to be a party to this Participation Agreement and the Master Lease as a "Lessee" hereunder and thereunder as if such Subsidiary was originally a party hereto and thereto.

     SECTION 14.3. Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing by United States mail, by nationally recognized courier service or by hand and any such notice shall become effective five Business Days after being deposited in the mails, certified or registered with appropriate postage prepaid or one Business Day after delivery to a nationally recognized courier service specifying overnight delivery or, if delivered by hand, when received, and shall be directed to the address of such Person as indicated on Schedule I. From time to time any party may designate a new address for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section.

     SECTION 14.4. Counterparts. This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 14.5. Amendments. (a) Prior to the termination of the Intercreditor Agreement, neither this Participation Agreement, any other Operative Document nor any of the terms hereof or thereof may be amended, supplemented, replaced, renewed, extended, refinanced, waived or modified except in accordance with the provisions of Section 3.01 of the Intercreditor Agreement.

     (b) At all times after the earlier of (x) the termination of the Intercreditor Agreement and (y) the payment in full of all obligations of the Company and the Subsidiary Co-Borrowers owing to the Credit Facility Banks under the Credit Facility Documents and the termination of all commitments of the Credit Facility Banks thereunder:

          (i) the provisions of this Participation Agreement may from time to time be amended, modified or waived by an instrument in writing signed by the Company, each Lessee, and the Required Participants; provided, however, that no amendment or waiver of any provision relating to payment to any Participant shall be effective against such Participant unless it has been consented to in writing by such Participant;

          (ii) neither any Operative Document nor any of the terms thereof may be terminated (except upon payment in full of the Lease Balance or effective exercise and consummation of the Remarketing Option in accordance with Article XX of the Master Lease and payment in full of all amounts due in accordance therewith), amended, supplemented, waived or modified without the written agreement or consent of each party thereto and, regardless of whether the Lenders and the Lessor are parties thereto, the Required Participants; provided, however, that:

               (x) no such termination, amendment, supplement, waiver or modification shall without written agreement or consent of each Participant:

                    (i) modify any of the provisions of this Section 14.5, change the definition of "Required Participants" or modify or waive any provision of an Operative Agreement requiring action by the foregoing;

                    (ii) amend, modify, waive or supplement any of the provisions of Article VII or Section 2.5, 2.6, 2.7, or
               2.8 of the Loan Agreement;

                    (iii) reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

                    (iv) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of any Operative Document), any Loan or Lessor Amount, the Lease Balance, the Loan Balance, the Lease Recourse Amount, fees due pursuant to the Fee Letter, amounts due pursuant to Section 20.2 of the Lease, interest or Yield (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any fee payable to it) or, subject to clause (iii) above, any other amount payable under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of any Operative Document), Applicable Rate, Applicable Lease Margin, Applicable Loan Margin, Loans or Lessor Amount, Lease Balance, Loan Balance, Lease Recourse Amount, fees due pursuant to the Fee Letter, Shortfall Amount, Property Improvement Costs, Estimated Improvement Costs, Participant Balance, or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents; or

                    (v) consent to any assignment of any Lease by a Lessee other than to an Affiliate of a Lessee, releasing such Lessee from its obligations in respect of the payments of Rent, Loan Balance, Lease Recourse Amount or Lease Balance or changing the absolute and unconditional character of such obligations;

               (y) no other termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of the Required Participants, be made to any Lease or Article VI of this Participation Agreement or the definition of "Loan Agreement Default"; and

               (z) no such termination, amendment, supplement, waiver or modification that would increase the obligations of any Lessee thereunder or deprive such Lessee of any of its rights thereunder shall be effective against such Lessee without the written agreement or consent of such Lessee; and

          (iii) neither the Agent, the Lenders nor the Lessor shall amend, supplement or otherwise modify any provision of the Operative Documents in a manner which adversely affects the rights of the Lessees without the prior written consent of the Lessees.

     (c) It is the intent of the parties hereto that the percentages per annum contained in the definition of "Applicable Lease Margin" and "Applicable Loan Margin" (with respect to the Tranche A Loans) shall at all times, for each Pricing Level, be equal to the percentage per annum set forth in the definition of "Applicable Margin" in the Credit Agreement under the caption "Applicable Margin Fixed Rate Loans" for such Pricing Level and, further, that the definitions of "Pricing Level I", "Pricing Level II", "Pricing Level III" and "Pricing Level IV" conform to the definitions thereof contained in the Credit Agreement, in each case as the Credit Agreement may be amended from time to time in accordance with
Section 3.01 of the Intercreditor Agreement (but subject to the provisions of Section 3.01(c) of the Intercreditor Agreement). Accordingly, notwithstanding the provisions of clauses (a) and (b) above, the definitions of "Applicable Lease Rate", "Applicable Loan Rate" (with respect to Tranche A Loans) and "Pricing Level" (and all ancillary definitions related thereto) shall, without any further act on the part of any party hereto, automatically be deemed to be amended by, and to the extent set forth in, any amendment to the analogous definitions contained in the Credit Agreement effected in accordance with the provisions of
Section 3.01 of the Intercreditor Agreement (but subject to the provisions of Section 3.01(c) of the Intercreditor Agreement), so that at all times the Applicable Lease Margin and the Applicable Loan Margin with respect to the Tranche A Loans shall, for each Pricing Level, be equal to the "Applicable Margin" (as defined in the Credit Agreement) for such Pricing Level. In addition, if at any time the "Applicable Margin" under the Credit Agreement for Variable Rate Loans (as defined in the Credit Agreement) shall be more than 0.00% for any Pricing Level, then the definition of "Alternate Base Rate" contained in Appendix A hereto shall, without any further act on the part of any party hereto, automatically be deemed to be amended to include a margin for such Pricing Level equal to the "Applicable Margin" for Variable Rate Loans for such Pricing Level set forth in the Credit Agreement.

     SECTION 14.6. Headings, etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

     SECTION 14.7. Parties in Interest. Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto and their permitted assigns and successors. Neither the Company nor any Lessee shall assign or transfer any of its rights or obligations under the Operative Documents except in accordance with the terms and conditions thereof.

     SECTION 14.8. GOVERNING LAW. THIS PARTICIPATION AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICT-OF-LAW OR CHOICE-OF-LAW RULES WHICH MIGHT LEAD TO THE APPLICATION OF THE INTERNAL LAWS OF ANY OTHER JURISDICTION) AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

     SECTION 14.9. Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, to the full extent permitted by law, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 14.10. Liability Limited. (a) The parties hereto agree that except as specifically set forth herein or in any other Operative Document, the Lessor shall have no personal liability whatsoever to the Company, any Lessee, any Lender or any other Secured Party or their respective successors and assigns for any claim based on or in respect hereof or any of the other Operative Documents or arising in any way from the transactions contemplated hereby or thereby and the recourse shall be solely had against the Lessor's interest in the Property; provided, however, that the Lessor shall be liable in its individual capacity (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) breach of any of its representations, warranties, obligations or covenants under the Operative Documents (including its obligation under Section 10.5), or (c) for any Tax based on or measured by any fees, commission or compensation received by it for acting as the Lessor as contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding sentence: (i) Lessor shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents; (ii) all obligations of the Lessor to any Lessee, any Lender or any other Secured Party are, in each case, solely nonrecourse obligations except to the extent that it has received payment from others; and
(iii) all such personal liability of the Lessor is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Operative Documents by the Lessor.

     (b)  No Participant shall have any obligation to any other
Participant or to any Lessee with respect to transactions contemplated by the Operative Documents, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth.

     SECTION 14.11. Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessees, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and preserve the security interests and Liens (and the priority thereof) intended to be created pursuant to this Participation Agreement, the other Operative Documents, and the transactions thereunder (including the preparation, execution and filing of any and all Uniform Commercial Code financing and termination statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected or terminated); provided, however, that the Lessees shall not be required to pay expenses pursuant to this Section or elsewhere to the extent arising from the assignment or participation of any Loan or Lessor Amount. Each Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be reasonably necessary (including any action specified in the preceding sentence), or (if the Lessor shall so request) as so reasonably requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Document.

     SECTION 14.12. Submission to Jurisdiction. The Company and each Lessee hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for purposes of all legal proceedings arising out of or relating to the Operative Documents or the transactions contemplated hereby. The Company and each Lessee irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 14.13. Setoff. The Lessor and the Lenders shall, upon the occurrence of any Lease Event of Default, have the right to appropriate and apply to the payment of the obligations under the Lease as security for the payment of such obligations, any and all balances, credits, deposits, accounts or moneys of each Lessee then or thereafter maintained with the Lessor or any Lender. The rights of the Lessor and the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Person may have.

     SECTION 14.14. Replacement of Lender. If a Lender fails to fund its share of the Loans, then, in addition to any other right or remedies that Lessees may have at law or in equity, the Company, as agent for the Lessees, shall have the right (but not the obligation) to require such Lender, upon receipt by such Lender of all its Participant Balance plus all other amounts owing to such Lender under the Operative Documents (including, without limitation, amounts payable to such Lender under Section 13.10 as a result of such payment of its Participant Balance) to assign and delegate in accordance with Section 12.1 all of such Lender's total Loans and Commitment to any of the Lenders or to any other financial institution selected by Company, as agent for the Lessees, that, in each case, is willing to accept such assignment and delegation.

     SECTION 14.15. Assignment of Tranche A Loans in Connection with an Increase in Commitments. In the event that the aggregate Loan Commitments of the Tranche A Lenders is increased after the Documentation Date (whether through an increase in any Tranche A Lender's Loan Commitment or through additional Commitments from new Tranche A Lenders) then each Tranche A Lender agrees that, on and as of the Acquisition Date immediately following such Commitment increase, (i) the Tranche A Lenders that have increased their Loan Commitments or are new Tranche A Lenders shall purchase outstanding Tranche A Loans from the other Tranche A Lenders and (ii) the other Tranche A Lenders shall sell and assign a portion of their outstanding Tranche A Loans to the Tranche A Lenders that have increased their Loan Commitments and the new Tranche A Lenders.

     SECTION 14.16. WAIVER OF JURY TRIAL. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 14.15 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. THE COMPANY AND EACH LESSEE ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTICIPANTS ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH SUCH OTHER OPERATIVE DOCUMENT.


           [THE REMAINDER OF THIS PAGE HAS BEEN LEFT
                     INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                              THE MULTICARE COMPANIES, INC.,
                                as the Company


                              By       BRADFORD C. BURKETT
                                Name:  Bradford C. Burkett
                                Title: Vice-President



                              ACADEMY NURSING HOME, INC., as a Lessee



                              By       ALAN D. SOLOMONT
                                Name:  Alan D. Solomont
                                Title: President



                              NURSING AND RETIREMENT CENTER OF THE
                              ANDOVERS, INC., as a Lessee



                              By       ALAN D. SOLOMONT
                                Name:  Alan D. Solomont
                                Title: President



                              PRESCOTT NURSING HOME, INC., as a
                              Lessee



                              By       ALAN D. SOLOMONT
                              Name:  Alan D. Solomont
                              Title: President



                              WILLOW MANOR NURSING HOME, INC.,, as a
                              Lessee



                              By       ALAN D. SOLOMONT
                              Name:    Alan D. Solomont
                              Title:   President



                              ADS/MULTICARE, INC., as a Lessee



                              By       BRADFORD C. BURKETT
                              Name:    Bradford C. Burkett
                              Title:   Vice President


                              SELCO SERVICE CORPORATION,
                                as Lessor



                              By
                              Name:
                              Title:


                              NATIONSBANK, N.A.,
                                as Lease Agent and as Collateral Agent



                              By
                              Name:
                              Title:



                              TORONTO-DOMINION (NEW YORK), INC.,
                                as a Tranche A Lender



                              By
                              Name:
                              Title:



                              BANQUE PARIBAS,
                                as a Tranche A Lender



                              By
                              Name:
                              Title:



                              CREDITANSTALT CORPORATE FINANCE, INC.,
                                as a Tranche A Lender



                              By
                              Name:
                              Title:



                              MELLON BANK, N.A.,
                                as a Tranche A Lender



                              By
                              Name:
                              Title:



                              FBTC LEASING CORP.,
                                as a Tranche B Lender



                              By
                              Name:
                              Title:

ANNEX A

                                  COMMITMENTS

       PARTICIPANT               COMMITMENT                  FUNDING
                                                           PERCENTAGE

Toronto-Dominion
  (New York) Inc.               $10,000,000                18.73445%
Tranche A

Banque Paribas, New
  York Branch                   $15,000,000                28.10167%
Tranche A

Creditanstalt
Corporate Finance,
    Inc.                        $10,000,000                18.73445%
Tranche A

Mellon Bank, N.A.               $10,000,000                18.73445%
Tranche A

FBTC Leasing Corp.              $7,616,988                 12.69498%
Tranche B


SELCO Service                   $1,800,000                  3.00000%
Corporation
Lessor

  TOTAL:                          $54,416,988               100.00%


The foregoing Funding Percentages are based on a Lease Recourse Amount of 84.30502% of the sum of the outstanding Loans and Lessor Amounts. In the event the Lease Recourse Amount with respect to any Property financed after the Initial Acquisition Date differs from 84.30502%, the parties hereto agree to reallocate the Funding Percentages to take account of such different Lease Recourse Amount so that the aggregate Funding Percentages of all Tranche A Lenders equals the Lease Recourse Amount.

SCHEDULE I


                Notice Information, Wire Instructions,
                   Funding Offices and LIBOR Office



SCHEDULE II

                            Item 8.2(d): Litigation


Each of the Company and the Lessees is party to claims and legal actions arising in the ordinary course of its business. Management of the Company or any Lessee does not believe that any litigation to which the Company or any Lessee is currently a party will have a Material Adverse Effect.

                          TABLE OF CONTENTS

                                                                  Page

                               ARTICLE I

                      DEFINITIONS; INTERPRETATION


                              ARTICLE II

                         INTENTIONALLY OMITTED

                              ARTICLE III

                          FUNDING OF ADVANCES

 SECTION 3.1.  Lessor Acquisition. . . . . . . . . . . . . . . . .   3
 SECTION 3.2.  Lessor's Commitment . . . . . . . . . . . . . . . .   4
 SECTION 3.3.  Lenders' Commitments. . . . . . . . . . . . . . . .   4
 SECTION 3.4.  Procedures for Advances . . . . . . . . . . . . . .   4
 SECTION 3.5.  Interest Period Selection/Continuation/ Conversion
               Elections . . . . . . . . . . . . . . . . . . . . .   5
 SECTION 3.6.  Funding of Certain Modifications; Construction
               Financings. . . . . . . . . . . . . . . . . . . . .   5
                              ARTICLE IV

          COMPUTATION OF BASIC RENT; INTEREST ON LOANS; FEES

 SECTION 4.1.  Computation of Basic Rent (Interest/Yield). . . . .   6
 SECTION 4.2.  Interest on Loans . . . . . . . . . . . . . . . . .   6
 SECTION 4.3.  Yield on Lessor Amount. . . . . . . . . . . . . . .   7
 SECTION 4.4.  Prepayments of Loans and Lessor Amount. . . . . . .   7
 SECTION 4.5.  Fees. . . . . . . . . . . . . . . . . . . . . . . .   7
               (a) Facility Fees . . . . . . . . . . . . . . . . .   7
               (b) Structuring Agent's Fees. . . . . . . . . . . .   7

                               ARTICLE V

                   CERTAIN INTENTIONS OF THE PARTIES

 SECTION 5.1.  Nature of the Transaction . . . . . . . . . . . . .   8
 SECTION 5.2.  Amounts Due Under Lease . . . . . . . . . . . . . .   8

                              ARTICLE VI

                         CONDITIONS PRECEDENT

 SECTION 6.1.  Documentation Date. . . . . . . . . . . . . . . . .   9
               (a)  Participation Agreement. . . . . . . . . . . .   9
               (b)  Master Lease . . . . . . . . . . . . . . . . .   9
               (c)  Loan Agreement . . . . . . . . . . . . . . . .   9
               (d)  Assignment of Lease and Rent . . . . . . . . .   9
               (e)  Intercreditor Agreement  . . . . . . . . . . .  10
               (f)  Security Documents.. . . . . . . . . . . . . .  10
               (g)  [Intentionally Omitted]. . . . . . . . . . . .  10
               (h)  Certain Transaction Expenses . . . . . . . . .  10

 SECTION 6.2.  Initial Acquisition Date. . . . . . . . . . . . . .  10
               (a)  Lessees' Resolutions and Incumbency Certificate,
                    etc. . . . . . . . . . . . . . . . . . . . . .  10
               (b)  Company's Resolutions and Incumbency Certificate,
                    etc. . . . . . . . . . . . . . . . . . . . . .  11
               (c)  Opinion of Counsel to the Company and the
                    Lessees. . . . . . . . . . . . . . . . . . . .  11
               (d)  Fees   . . . . . . . . . . . . . . . . . . . .  11

 SECTION 6.3.  Conditions Precedent to Each Acquisition Date 11
               (a)  Funding Request . . . . . . . . . . . . . . . . 12
               (b)  Transfer Documents. . . . . . . . . . . . . . . 12
               (c)  Deed; Bill of Sale for Certain Properties . . . 12
               (d)  Supplement to Assignment of Lease and Rent. . . 12
               (e)  Lease Supplement/Memorandum of Lease. . . . . . 13
               (f)  Responsible Officer's Certificate . . . . . . . 13
               (g)  Lease Facility Mortgage . . . . . . . . . . . . 13
               (h)  Lease Facility Financing Statements . . . . . . 14
               (i)  Recordation of Mortgages and Filing of Lease
                    Facility Financing Statements . . . . . . . . . 14
               (j)  Evidence of Property Insurance. . . . . . . . . 14
               (k)  Environmental Audit . . . . . . . . . . . . . . 14
               (l)  Property Survey . . . . . . . . . . . . . . . . 14
               (m)  Title Insurance . . . . . . . . . . . . . . . . 14
               (n)  Appraisal . . . . . . . . . . . . . . . . . . . 15
               (o)  Opinion of Local Counsel. . . . . . . . . . . . 15
               (p)  Fees      . . . . . . . . . . . . . . . . . . . 15
               (q)  Representations and Warranties. . . . . . . . . 15
               (r)  Taxes   . . . . . . . . . . . . . . . . . . . . 15
               (s)  Governmental Approvals. . . . . . . . . . . . . 15
               (t)  Litigation  . . . . . . . . . . . . . . . . . . 16
               (u)  Requirements of Law . . . . . . . . . . . . . . 16
               (v)  No Default  . . . . . . . . . . . . . . . . . . 16

                              ARTICLE VII

                             DISTRIBUTIONS

SECTION 7.1.  Basic Rent (Interest/Yield) . . . . . . . . . . . . .  16
SECTION 7.2.  Purchase Payments by the Lessees. . . . . . . . . . .  17
SECTION 7.3.  Payment of Lease Recourse Amount. . . . . . . . . . .  18
SECTION 7.4.  Sales Proceeds of Remarketing of Properties . . . . .  18
SECTION 7.5.  Supplemental Rent . . . . . . . . . . . . . . . . . .  18
SECTION 7.6.  Reserved  . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.8.  Other Payments. . . . . . . . . . . . . . . . . . . .  20
SECTION 7.9.  Casualty and Condemnation Amounts . . . . . . . . . .  21
SECTION 7.10. Order of Application. . . . . . . . . . . . . . . . .  21
SECTION 7.11. Deemed Receipt. . . . . . . . . . . . . . . . . . . .  21
SECTION 7.12. Agreement of Collateral Agent and Participants. . . .  22

                             ARTICLE VIII

                            REPRESENTATIONS

SECTION 8.1.  Representations of the Participant. . . . . . . . . .  22
         (a)  ERISA   . . . . . . . . . . . . . . . . . . . . . . .  22
         (b)  Status  . . . . . . . . . . . . . . . . . . . . . . .  22
         (c)  Organization, Good Standing and Due Qualification . .  22
         (d)  Power and Authority, No Conflicts . . . . . . . . . .  23
         (e)  No Affiliation With Lessor. . . . . . . . . . . . . .  23
         (f)  Legally Enforceable Agreements. . . . . . . . . . . .  23
SECTION 8.2.  Representations of the Company and the Lessees. . . .  24
         (a)  Organization, Good Standing and Due Qualification . .  24
         (b)  Power and Authority, No Conflicts . . . . . . . . . .  24
         (c)  Legally Enforceable Agreements  . . . . . . . . . . .  25
         (d)  Litigation  . . . . . . . . . . . . . . . . . . . . .  25
         (e)  Financial Statements. . . . . . . . . . . . . . . . .  25
         (f)  ERISA . . . . . . . . . . . . . . . . . . . . . . . .  26
         (g)  Hazardous Materials . . . . . . . . . . . . . . . . .  26
         (h)  Governmental Regulation . . . . . . . . . . . . . . .  27
         (i)  Solvency. . . . . . . . . . . . . . . . . . . . . . .  27
         (j)  Lessees . . . . . . . . . . . . . . . . . . . . . . .  28
         (k)  Property. . . . . . . . . . . . . . . . . . . . . . .  28
         (l)  Condition of Property . . . . . . . . . . . . . . . .  28
         (m)  [Intentionally Omitted] . . . . . . . . . . . . . . .  29
         (n)  Insurance . . . . . . . . . . . . . . . . . . . . . .  29
         (o)  Flood Hazard Areas  . . . . . . . . . . . . . . . . .  29

                              ARTICLE IX

                      PAYMENT OF CERTAIN EXPENSES

SECTION 9.1.  Transaction Expenses. . . . . . . . . . . . . . . . .  30
SECTION 9.2.  Brokers' Fees and Stamp Taxes . . . . . . . . . . . .  30

                               ARTICLE X

                    OTHER COVENANTS AND AGREEMENTS

SECTION 10.1.  Covenants of the Company and each Lessee . . . . . .  30
SECTION 10.2.  Right of Inspection  . . . . . . . . . . . . . . . .  31
SECTION 10.3.  Further Assurances   . . . . . . . . . . . . . . . .  31
SECTION 10.4.  Agreement of Parties . . . . . . . . . . . . . . . .  32
SECTION 10.5.  Removal of Liens . . . . . . . . . . . . . . . . . .  32
SECTION 10.6.  Massachusetts Circular Letter. . . . . . . . . . . .  32

                              ARTICLE XI

                           LESSEE DIRECTIONS

SECTION 11.1.  Lessee Directions. . . . . . . . . . . . . . . . . .  33

                              ARTICLE XII

                 TRANSFERS OF PARTICIPANTS' INTERESTS

SECTION 12.1.  Assignments  . . . . . . . . . . . . . . . . . . . .  34
SECTION 12.2.  Participations . . . . . . . . . . . . . . . . . . .  35
SECTION 12.3.  Withholding Taxes; Disclosure of Information; Pledge
               Under Regulation A . . . . . . . . . . . . . . . . .  36

                             ARTICLE XIII

                            INDEMNIFICATION

SECTION 13.1.  General Indemnification. . . . . . . . . . . . . . .  38
SECTION 13.2.  End of Term Indemnity  . . . . . . . . . . . . . . .  40
SECTION 13.3.  Environmental Indemnity. . . . . . . . . . . . . . .  41
SECTION 13.4.  Proceedings in Respect of Claims . . . . . . . . . .  42
SECTION 13.5.  General Tax Indemnity  . . . . . . . . . . . . . . .  44
SECTION 13.6.  Indemnity Payments in Addition to Lease Obligations   51
SECTION 13.7.  LIBO Rate Lending Unlawful . . . . . . . . . . . . .  51
SECTION 13.8.  Deposits Unavailable   . . . . . . . . . . . . . . .  52
SECTION 13.9.  Increased Costs, etc.  . . . . . . . . . . . . . . .  52
SECTION 13.10.  Funding Losses  . . . . . . . . . . . . . . . . . .  55

                              ARTICLE XIV

                             MISCELLANEOUS

SECTION 14.1.  Survival of Agreements . . . . . . . . . . . . . . .  55
SECTION 14.2.  New Lessees  . . . . . . . . . . . . . . . . . . . .  55
SECTION 14.3.  Notices  . . . . . . . . . . . . . . . . . . . . . .  56
SECTION 14.4.  Counterparts . . . . . . . . . . . . . . . . . . . .  56
SECTION 14.5.  Amendments . . . . . . . . . . . . . . . . . . . . .  56
SECTION 14.6.  Headings, etc. . . . . . . . . . . . . . . . . . . .  59
SECTION 14.7.  Parties in Interest. . . . . . . . . . . . . . . . .  59
SECTION 14.8.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . .  59
SECTION 14.9.  Severability   . . . . . . . . . . . . . . . . . . .  59
SECTION 14.10. Liability Limited  . . . . . . . . . . . . . . . . .  60
SECTION 14.11. Further Assurances   . . . . . . . . . . . . . . . .  60
SECTION 14.12. Submission to Jurisdiction . . . . . . . . . . . . .  61
SECTION 14.13. Setoff   . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 14.14. Replacement of Lender  . . . . . . . . . . . . . . .  61
SECTION 14.15. Assignment of Tranche A Loans in Connection with an
               Increase in Commitments  . . . . . . . . . . . . . .  62
SECTION 14.16. WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . .  62

ANNEXES

ANNEX A               Participants' Commitments


                               SCHEDULES

SCHEDULE I Notice Information, Wire Instructions, Funding Offices, and LIBOR Office

SCHEDULE II           Item 8.2(d):   Litigation


                               EXHIBITS

EXHIBIT A             Form of Funding Request
EXHIBIT B             Form of Interest Period
                      Selection/Continuation/Conversion Notice
EXHIBIT C             Form of Responsible Officer's Certificate
EXHIBIT D             Form of Assignment Agreement
EXHIBIT E             Form of Adoption Agreement